Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

SENSEI BIOTHERAPEUTICS, INC.,

a Delaware corporation;

SAPPHIRE FIRST MERGER SUB, INC.,

a Delaware corporation;

SAPPHIRE SECOND MERGER SUB, LLC,

a Delaware limited liability company;

FAETH HOLDINGS THERAPEUTICS, INC.,

a Delaware corporation;

and

FAETH THERAPEUTICS, LLC,

a Delaware limited liability company

Dated as of February 17, 2026

i

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS		36

3.1	Due Organization; Subsidiaries	36
3.2	Organizational Documents	37
3.3	Authority; Binding Nature of Agreement	37
3.4	Vote Required	38
3.5	Non-Contravention: Consents	38
3.6	Capitalization	39
3.7	SEC Filings; Financial Statements	41
3.8	Absence of Changes	43
3.9	Absence of Undisclosed Liabilities	45
3.10	Title to Assets	45
3.11	Real Property; Leasehold	45
3.12	Intellectual Property; Privacy	46
3.13	Agreements, Contracts and Commitments	49
3.14	Compliance; Permits	51
3.15	Legal Proceedings; Orders	54
3.16	Tax Matters	54
3.17	Employee and Labor Matters; Benefit Plans	56
3.18	Environmental Matters	59
3.19	Transactions with Affiliates	60
3.20	Insurance	60
3.21	Opinion of Financial Advisor	60
3.22	No Financial Advisors	60
3.23	Anti-Bribery	60
3.24	Valid Issuance	61
3.25	Export Control and Sanctions Compliance	61
3.26	Disclaimer of Other Representations or Warranties	61

SECTION 4. ADDITIONAL AGREEMENTS OF THE PARTIES		61

4.1	Company and HoldCo Stockholder Notice	61
4.2	Parent Stockholders’ Meeting; Registration Statement	62
4.3	Proxy Statement	64
4.4	Reservation of Parent Common Stock: Issuance of Shares of Parent Common Stock	65
4.5	Indemnification of Officers and Directors	65
4.6	Additional Agreements	66
4.7	Listing	66
4.8	Tax Matters	67
4.9	Legends	67
4.10	Directors and Officers	67
4.11	Section 16 Matters	68
4.12	Cooperation	68
4.13	Closing Certificates	68
4.14	Takeover Statutes	68
4.15	Parent Options and Parent Warrants	69
4.16	Obligations of Merger Subs	69
4.17	Private Placement	69

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		69

5.1	No Restraints	69
5.2	Series B Certificate of Designation	69
5.3	Parent Financing	70

SECTION 6. CLOSING DELIVERIES OF THE COMPANY AND HOLDCO		70

6.1	Documents	70
6.2	FIRPTA Certificate	70
6.3	Company Lock-Up Agreements	70

SECTION 7. CLOSING DELIVERIES OF PARENT		70

7.1	Documents	70
7.2	Parent Lock-Up Agreements	71

SECTION 8. MISCELLANEOUS PROVISIONS		71

8.1	Non-Survival of Representations and Warranties	71
8.2	Amendment	71
8.3	Waiver	71
8.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	72
8.5	Applicable Law; Jurisdiction	72
8.6	Attorneys’ Fees	72
8.7	Assignability	72
8.8	Notices	72
8.9	Cooperation	73
8.10	Severability	73
8.11	Other Remedies; Specific Performance	74
8.12	No Third-Party Beneficiaries	74
8.13	Construction	74
8.14	Expenses	75

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Certificate of Designation of Series B Convertible Preferred Stock
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Parent Stockholder Support Agreement
Exhibit E	Form of A&R Limited Liability Company Agreement of Second Merger Sub

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 17, 2026, by and among SENSEI BIOTHERAPEUTICS, INC., a Delaware corporation (“Parent”), SAPPHIRE FIRST MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), SAPPHIRE SECOND MERGER SUB, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), FAETH THERAPEUTICS, LLC, a Delaware limited liability company and a wholly owned subsidiary of HoldCo (the “Company”) and FAETH HOLDINGS THERAPEUTICS, INC., a Delaware corporation (“HoldCo”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Prior to entry into this Agreement, the Company effected the Company Preferred Stock Conversion, pursuant to which all shares of Company Preferred Stock automatically converted into shares of Company Common Stock in accordance with Section 5.1(b) of the Company’s Sixth Amended and Restated Certificate of Incorporation.

B. Following the Preferred Stock Conversion but prior to entry into this Agreement, the Company effected a pre-closing restructuring in accordance with the applicable provisions of the DGCL, pursuant to which Faeth Merger Sub Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“HoldCo Merger Sub”) merged with and into the Company (the “Pre-Closing Restructuring”), with (i) the Company continuing as the surviving corporation in the Pre-Closing Restructuring, (ii) the separate corporate existence of HoldCo Merger Sub ceasing and (iii) the Company becoming a wholly owned subsidiary of HoldCo.

C. As consideration for the Pre-Closing Restructuring, each holder of Company Common Stock as of immediately following the Company Preferred Stock Conversion received one share of HoldCo Common Stock for each share of Company Common Stock held.

D. Immediately following the effectiveness of the Pre-Closing Restructuring but prior to entry into this Agreement, the Company converted into a Delaware limited liability company in accordance with the applicable provisions of the DGCL (such conversion, the “Company LLC Conversion”).

E. Parent and HoldCo intend to effect a merger of First Merger Sub with and into HoldCo (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist, and HoldCo will become a direct wholly owned subsidiary of Parent and the Company will become an indirect wholly owned subsidiary of Parent.

F. Immediately following the First Merger and as part of the same overall transaction as the First Merger, HoldCo will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger.

G. Immediately following the execution and delivery of this Agreement, but prior to the filing of the First Certificate of Merger, Parent shall file the Series B Certificate of Designation, in substantially the form attached hereto as Exhibit B, with the office of the Secretary of State of the State of Delaware.

H. The Parties intend that, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

I. The Parent Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares to the stockholders of HoldCo pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve certain of the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing.

J. The First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

K. The sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

L. The Company Board has unanimously (i) determined that the Company Preferred Stock Conversion, Pre-Closing Reorganization, the Company LLC Conversion and the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the definitive documentation related to the Pre-Closing Reorganization, the Company LLC Conversion, this Agreement and the Contemplated Transactions and (iii) recommended, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company and HoldCo Stockholder Matters (the “Company Board Approval”).

M. The sole director of HoldCo has (i) determined that the Pre-Closing Reorganization and the Contemplated Transactions are fair to, advisable and in the best interests of HoldCo and its stockholders, (ii) approved and declared advisable the definitive documentation related to the Pre-Closing Reorganization, this Agreement and the Contemplated Transactions and (iii) recommended, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of HoldCo vote to approve the Company and HoldCo Stockholder Matters (the “HoldCo Board Approval”).

N. Subsequent to the Company Board Approval and the HoldCo Board Approval, but prior to the execution and delivery of this Agreement, the requisite Company stockholders constituting the Required Company Stockholder Vote and the requisite HoldCo stockholders constituting the Required HoldCo Stockholder Vote by written consent and in accordance with the Company’s certificate of incorporation, the Company’s bylaws, HoldCo’s certificate of incorporation, HoldCo’s bylaws and the DGCL (i) approved and adopted this Agreement and the Contemplated Transactions, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledged that by its approval of the Merger it is therefore not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (such matters, the “Company and HoldCo Stockholder Matters” and the consent, the “Stockholder Written Consent”).

O. Immediately following the Closing, the Company and HoldCo will transmit to each Company stockholder and HoldCo stockholder respectively who did not execute the Stockholder Written Consent any notices required under Section 228(e) and Section 262 of the DGCL.

P. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent and the Company’s willingness to enter into this Agreement, certain of the directors and officers of Parent listed in Section A-1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) (the “Parent Signatories”) and the executive officers and directors of the Company and certain stockholders of HoldCo listed in Section A-1 of the Company Disclosure Schedule (the “Company Signatories”) (solely in their capacity as stockholders of HoldCo) are executing lock-up agreements in substantially the form attached as Exhibit C (each, a “Lock-Up Agreement”).

Q. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, all of the officers and directors of Parent (solely in their capacity as stockholders) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit D (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters.

R. Prior to or concurrently with the execution and delivery of this Agreement, in connection with the Parent Financing, certain investors have executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) among Parent and the Persons named therein (such investors, the “Investors”) (representing an aggregate commitment no less than the Concurrent Investment Amount of $50,000,000), pursuant to which each such Investor has agreed to purchase such Investor’s respective portion of the Concurrent Investment Amount as payment for the number of shares of Parent Series B Convertible Preferred Stock to be issued to such Investor as set forth in the Securities Purchase Agreement and in accordance with the terms contained therein.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into HoldCo, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, HoldCo will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

1.2 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. As a result of the First Merger, the First Step Surviving Corporation will become a wholly owned subsidiary of Parent. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA.

1.3 Closing; First Effective Time; Second Effective Time. The consummation of the Merger (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures substantially simultaneously with the execution and delivery of this Agreement, or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger”) and together with the First Certificate of Merger, the “Certificates of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

1.4 Series B Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Prior to the First Effective Time, Parent shall file the Series B Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) At the First Effective Time:

(i) the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as set forth in an exhibit to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the bylaws of the First Step Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of HoldCo as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(iii) the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 4.10 of the Parent Disclosure Schedule; and

(iv) the directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be the directors and officers of First Merger Sub as of immediately prior to the First Effective Time.

(c) At the Second Effective Time:

(i) the certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the certificate of formation shall be amended in substantially the form attached thereto as Exhibit A;

(ii) the limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended in substantially the form attached hereto as Exhibit E; and

(iii) the officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity, shall be the officers of Second Merger Sub as of immediately prior to the Second Effective Time.

1.5 Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of HoldCo Common Stock, shares of Company Capital Stock underlying Company Options and shares of Company Capital Stock underlying the Company Warrant as of immediately prior to the First Effective Time, calculated using the treasury stock method of accounting, shall be (a) 252,210 shares of Parent Common Stock (“Parent Common Stock Payment Shares”) and (b) 10,604.4900 shares of Parent Series B Convertible Preferred Stock (the “Parent Preferred Stock Payment Shares” and, together with the Parent Common Stock Payment Shares, the “Parent Stock Payment Shares”) in accordance with Section 1.6(a); provided that, subject to Section 1.10, the aggregate number of shares of Parent Common Stock issued in (i) the Contemplated Transactions, including shares of Parent Common Stock issuable upon exercise of the Parent Assumed Options and shares of Parent Common Stock issuable upon exercise of the Parent Assumed Warrant, and (ii) the Parent Financing, collectively, shall not exceed 19.99% of the total Parent Common Stock issued and outstanding as of immediately prior to the First Effective Time (the “Cap”). Each Parent Preferred Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the shares of Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent (other than any Person receiving Parent Common Stock or securities convertible into Parent Common Stock in the Contemplated Transactions or the Parent Financing) to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Parent Common Stock to the holders of Parent Series B Convertible Preferred Stock upon conversion of any and all shares of Parent Series B Convertible Preferred Stock in accordance with the terms of the Series B Certificate of Designation (the “Preferred Stock Conversion Proposal”).

1.6 Conversion of Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, HoldCo, the Company or any stockholder of the Company, HoldCo or Parent:

(i) any shares of HoldCo Common Stock held as treasury stock or held or owned by HoldCo or any wholly owned Subsidiary of HoldCo immediately prior to the First Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5 and Section 1.6(c), each share of HoldCo Common Stock outstanding immediately prior to the First Effective Time (excluding shares to be cancelled pursuant to Section 1.6(a)(i)) shall be automatically converted solely into the right to receive a number of Parent Stock Payment Shares equal to the Exchange Ratio as set forth on the Allocation Certificate.

(b) If any shares of HoldCo Common Stock outstanding immediately prior to the First Effective Time are subject to any time-based vesting repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with HoldCo, shares of Parent Common Stock issued in exchange for such shares of HoldCo Common Stock shall continue to be subject to any such time-based vesting right of repurchase, risk of forfeiture or other such conditions.

(c) No fractional shares of Parent Common Stock and Parent Series B Convertible Preferred Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of HoldCo Common Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share, in lieu of such fraction of a share. Any fractional share of Parent Series B Convertible Preferred Stock will be rounded up to the nearest one ten-thousandth of a share, with no additional consideration paid for any fractional shares eliminated due to rounding.

(d) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company, HoldCo or any stockholder of the Company, HoldCo or Parent, each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving Corporation. If applicable, each stock certificate of First Merger Sub evidencing ownership of any such shares shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.

(e) If, between the date of this Agreement and the First Effective Time, the shares of HoldCo Common Stock or Parent Common Stock or Parent Series B Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of HoldCo Common Stock and Parent Common Stock and Parent Series B Convertible Preferred Stock, with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or HoldCo or require the Parent to take any action with respect to HoldCo Common Stock or Parent Common Stock or Parent Series B Convertible Preferred Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(f) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders or members (as applicable), (i) each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto, and (ii) each membership interest of the Second Merger Sub shall remain issued and outstanding.

1.7 Closing of the Company’s Transfer Books. (a) At the First Effective Time, all holders of (i) certificates representing shares of HoldCo Common Stock and (ii) book-entry shares representing shares of HoldCo Common Stock (“Book-Entry Shares”), in each case, that were outstanding immediately prior to the First Effective Time shall be deemed, from and after the First Effective Time, to only have the right to receive book-entry shares of Parent Common Stock and Parent Series B Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, such certificates representing shares of HoldCo Common Stock and Book-Entry Shares shall be cancelled; and (b) three Business Days prior to the First Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding as of such time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books three Business Days prior to the First

Effective Time. If, after the First Effective Time, a valid certificate previously representing any shares of HoldCo Common Stock outstanding immediately prior to the First Effective Time (a “HoldCo Stock Certificate”) is presented to the Exchange Agent or to the Surviving Entity, such HoldCo Stock Certificate shall be cancelled and shall be exchanged as provided in Sections 1.6 and 1.8.

1.8 Exchange of Shares.

(a) Equiniti Trust Company, LLC shall act as exchange agent in the Merger (the “Exchange Agent”). Immediately prior to the First Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the Parent Common Stock and Parent Series B Convertible Preferred Stock issuable pursuant to Section 1.6(a). The Parent Common Stock and Parent Series B Convertible Preferred Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Immediately following the First Effective Time, the Exchange Agent shall issue book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock and Parent Series B Convertible Preferred Stock) that each holder of HoldCo Common Stock has the right to receive pursuant to the provisions of Section 1.6(a) and each HoldCo Stock Certificate or Book-Entry Share formerly held by each such holder shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock and Parent Series B Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, shall be cancelled. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.6(e) shall be deemed to have been in full satisfaction of all rights pertaining to HoldCo Common Stock formerly represented by such HoldCo Stock Certificates or Book-Entry Shares.

(c) Subject to compliance with applicable escheat Laws, any portion of the Exchange Fund that remains unclaimed by holders of shares of HoldCo Common Stock as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of HoldCo Stock Certificates or Book-Entry Shares who have not theretofore surrendered their HoldCo Stock Certificates or transferred their Book-Entry Shares shall thereafter look only to Parent as general creditors for satisfaction of their claims for Parent Common Stock and Parent Series B Convertible Preferred Stock and any dividends or distributions with respect to shares of Parent Common Stock and Parent Series B Convertible Preferred Stock.

(d) No Party shall be liable to any former holder of any shares of Company Capital Stock or HoldCo Common Stock or to any other Person with respect to any shares of Parent Common Stock or Parent Series B Convertible Preferred Stock (or dividends or distributions with respect thereto) delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.9 Company Warrant. At the First Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become a warrant to purchase shares of Parent Common Stock and Parent Series B Convertible Preferred Stock (such ratio of Parent Common Stock and Parent Series B Convertible Preferred Stock as calculated subject to the

Cap), and Parent shall assume each such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the warrant agreement by which such Company Warrant is evidenced (but with changes to such documents as Parent determines in good faith are necessary to reflect the substitution of the Company Warrant by Parent to purchase shares of Parent Common Stock and Parent Series B Convertible Preferred Stock in accordance with the Allocation Certificate) (the “Parent Assumed Warrant”). All rights with respect to Company Capital Stock underlying the Company Warrant shall thereupon be converted into rights with respect to Parent Common Stock and Parent Series B Convertible Preferred Stock.

1.10 Company Options.

(a) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time under the Company Plan, whether or not vested, shall be assumed and converted into and become an option to purchase Parent Common Stock (each, a “Parent Assumed Option”). Accordingly, from and after the First Effective Time: (i) each Parent Assumed Option may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Parent Assumed Option shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to the corresponding Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Parent Assumed Option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to the corresponding Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) the other terms of each Parent Assumed Option (including, but not limited to, the expiration date, restrictions on exercisability, and vesting schedule) shall otherwise remain unchanged; provided, that, (I) in the case of any Parent Assumed Option that was converted from a Company Option to which Section 421 of the Code applies as of the First Effective Time by reason of its qualification under Section 422 of the Code, the per share exercise price, the number of shares of Parent Common Stock subject to such Parent Assumed Option and the terms and conditions of such Parent Assumed Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and (II) the exercise price, the number of shares of Parent Common Stock subject to, and the terms and conditions of exercise of each Parent Assumed Option shall also be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that: (x) the terms of the Parent Assumed Options shall be further amended as may be necessary to reflect such assumption and conversion of the Company Options into Parent Assumed Options (such as by making any change in control or similar definition relate to Parent instead of the Company and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events of the Company relate to similar corporate events of Parent instead; and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Parent Assumed Option.

(b) Parent shall file with the SEC, promptly after the consummation of the Parent Financing (and in any event, not later than 75 days thereafter), a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Parent Assumed Options in accordance with Section 1.10.

1.11 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of HoldCo Common Stock that are outstanding immediately prior to the First Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of HoldCo Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of HoldCo Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of HoldCo Common Stock under the DGCL (whether occurring before, at or after the First Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the First Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.6 and 1.8. The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company or HoldCo, withdrawals of such demands and any other instruments served on the Company or HoldCo and any material correspondence received by the Company or HoldCo in connection with such demands, and HoldCo shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company nor HoldCo shall, except with the other party’s prior written consent (which shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.12 Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company or HoldCo, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company or HoldCo, in the name of Merger Subs, in the name of the Surviving Entity and otherwise) to take such action.

1.13 Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock, HoldCo Common Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to any stockholder of the Company or HoldCo hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments, or as a result of a failure to deliver the certificate described in Section 6.2, such Withholding Agent shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination (and no later than three Business Days prior to undertaking such deduction and/or withholding), and (ii) use commercially reasonable efforts to cooperate with such stockholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HOLDCO

Subject to Section 8.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company and HoldCo represent and warrant to Parent and Merger Subs as of the date hereof (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a limited liability company, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. HoldCo is a corporation, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Company and HoldCo is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or controls directly or indirectly, any other Person. Other than the Company, HoldCo has no other subsidiaries and does not own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or controls directly or indirectly, any other Person.

(d) The Company and HoldCo each do not nor have ever been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company and HoldCo have each agreed not to, and are not obligated to make, nor are bound by any Contract under which either may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor HoldCo has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company and HoldCo have each made available to Parent accurate and complete copies of its respective Organizational Documents, as applicable, as in effect as of the date of this Agreement. The Company and HoldCo are not in breach or violation of their respective Organizational Documents.

2.3 Authority; Binding Nature of Agreement.

(a) The Company and HoldCo each have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote and the Required HoldCo Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by written consent) has unanimously: (i) determined that the Company Preferred Stock Conversion, the Pre-Closing Restructuring, the Company LLC Conversion and the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized, approved and declared advisable the definitive documentation related to the Pre-Closing Restructuring, the Company LLC Conversion and this Agreement and the Contemplated Transactions; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote in favor of the applicable Company and HoldCo Stockholder Matters. The sole director of HoldCo (at meetings duly called and held or by written consent) has: (i) determined that the Pre-Closing Restructuring and the Contemplated Transactions are fair to, advisable and in the best interests of HoldCo and its stockholders; (ii) authorized, approved and declared advisable the definitive documents related to the Pre-Closing Restructuring, this Agreement and the Contemplated Transactions; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of HoldCo vote in favor of the applicable Company and HoldCo Stockholder Matters.

(b) This Agreement has been duly executed and delivered by the Company and HoldCo and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes the legal, valid and binding obligation of the Company and HoldCo, enforceable against each of the Company and HoldCo in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of (a)(i) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock each outstanding on the record date for the Stockholder Written Consent (which record date preceded the Company Preferred Stock Conversion and Pre-Closing Restructuring) and entitled to vote thereon, voting as a single class on an as-converted basis, and (ii) the holders of at least 75% of the shares of Company Preferred Stock outstanding on the record date for the Stockholder Written Consent (which record date preceded the Company Preferred Stock Conversion and Pre-Closing Restructuring) and entitled to vote thereon, voting as a single class on an as-converted basis, (b) the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Stockholder Written Consent (which record date was subsequent to the effectiveness of the Company Preferred Stock Conversion but prior to the Pre-Closing Restructuring) ((a) and (b) collectively, the “Required Company Stockholder Vote”) and (c) the holders of a majority of the shares of HoldCo Common Stock outstanding as of the record date for the Stockholder Written Consent (which record date was subsequent to the effectiveness of the Pre-Closing Restructuring) and entitled to vote thereon (collectively, the “Required HoldCo Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock and HoldCo Common Stock, as applicable, necessary to adopt and approve this Agreement and approve the Contemplated Transactions. No other corporate proceedings by the Company or HoldCo are necessary to authorize this Agreement or to consummate the Contemplated Transactions. The Stockholder Written Consent executed by the Required Company Stockholder Vote and the Required HoldCo Stockholder Vote is effective as of the execution of this Agreement.

2.5 Non-Contravention: Consents. Subject to obtaining the Required Company Stockholder Vote and the Required HoldCo Stockholder Vote, the filing of the Certificates of Merger required by the DGCL, and the filing of the Series B Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by the Company or HoldCo, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s or HoldCo’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or HoldCo, or any of the assets owned or used by the Company or HoldCo, is subject, except as would not reasonably be expected to be material to the Company or its business or HoldCo or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or HoldCo, except as would not reasonably be expected to be material to the Company or its business or HoldCo or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract or any of HoldCo’s material Contracts, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract or any of HoldCo’s material Contracts; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract or any of HoldCo’s material Contracts; (iii) accelerate the maturity or performance of any Company Material Contract or any of HoldCo’s material Contracts; or (iv) cancel, terminate or modify any term of any Company Material Contract or any of HoldCo’s material Contracts, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or HoldCo (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote and the Required HoldCo Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Series B Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq, the Company and HoldCo are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated

Transactions. The Company Board and the sole director of HoldCo have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of immediately prior to the Company Preferred Stock Conversion and the Pre-Closing Restructuring consisted of (i) 64,000,000 shares of Company Common Stock, of which 11,626,254 shares were issued and were outstanding, and (ii) 43,207,368 shares of Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which (A) 1,454,616 shares were designated as Series Seed-4 Preferred Stock, (B) 1,060,606 shares were designated as Series Seed-5 Preferred Stock, (C) 3,537,844 shares were designated as Series Seed-6 Preferred Stock, (D) 5,917,577 shares are designated as Series A-2 Preferred Stock and (E) 31,236,725 shares were designated as Series A-1 Preferred Stock, of which 41,564,510 shares of Company Preferred Stock were issued and were outstanding as of immediately prior to the Company Preferred Stock Conversion and the Pre-Closing Restructuring. Immediately following the Company Preferred Stock Conversion and prior to the Pre-Closing Restructuring, 53,190,764 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. As of (A) immediately following the Pre-Closing Restructuring and prior to the Company LLC Conversion, HoldCo owns 100% of the Company Common Stock and (B) immediately following the Company LLC Conversion, HoldCo owns 100% of the Company’s equity interests (other than the Company Options and Company Warrant). The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a)(i) of the Company Disclosure Schedule lists, as of immediately prior to the Company Preferred Stock Conversion and prior to the Pre-Closing Restructuring, each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder. As of the date of this Agreement, the authorized HoldCo Common Stock consists of 60,000,000 shares of HoldCo Common Stock, of which 53,190,764 shares of HoldCo Common Stock are issued and outstanding. HoldCo does not hold any shares of its capital stock in its treasury. Section 2.6(a)(ii) of the Company Disclosure Schedule lists, as of immediately prior to the First Effective Time and following the Pre-Closing Restructuring, each record holder of issued and outstanding HoldCo Common Stock.

(b) Prior to the Company Preferred Stock Conversion and the Pre-Closing Restructuring, all of the outstanding shares of Company Common Stock and Company Preferred Stock had been duly authorized and validly issued and were fully paid and nonassessable. All of the outstanding shares of HoldCo Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock or HoldCo Common Stock was or is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock or HoldCo Common Stock was or is subject to any right of first refusal in favor of the Company or HoldCo. Except as contemplated herein, the Pre-Closing Restructuring or as set forth in the Investor Agreements, there has been and is no Company Contract or Contract to which HoldCo is bound relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock or HoldCo Common Stock. The Company and HoldCo are not under any obligation, nor bound by any Contract pursuant to which either may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock, HoldCo Common Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists, as of prior to the Pre-Closing Restructuring, all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. As of immediately prior to the Pre-Closing Restructuring, each share of Company Preferred Stock was convertible into one share of Company Common Stock.

(c) Except for the Company’s 2019 Stock Incentive Plan, as amended (the “Company Plan”), the Company and HoldCo do not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 14,313,978 shares of Company Common Stock for issuance under the Company Plan, of which 1,265,448 shares have been issued and are currently outstanding. As of the date of this Agreement, 1,265,448 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, and 6,805,896 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) whether such Company Option is “early exercisable.” The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of stock option agreement that is consistent in all material respects with the stock option agreements evidencing outstanding Company Options granted thereunder. No vesting of Company Options will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 2.6(c) of the Company Disclosure Schedule. In addition, there are no bonds, debentures, notes or other indebtedness of the Company or HoldCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or HoldCo may vote.

(d) Except for Company Options set forth in Section 2.6(d) of the Company Disclosure Schedule, the Company Warrant and as set forth on Section 2.6(a) of the Company Disclosure Schedule, as of immediately prior to the First Effective Time but following the Company Preferred Stock Conversion, the Pre-Closing Restructuring and the Company LLC Conversion, there are no other: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or HoldCo; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or HoldCo; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or HoldCo. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or HoldCo.

(e) All outstanding shares of Company Common Stock, Company Preferred Stock, Company Options, HoldCo Common Stock and other securities of the Company and HoldCo have been issued and granted in material compliance with (i) the Organizational Documents of the Company and HoldCo in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company or HoldCo Common Stock were undertaken in material compliance with (i) the Organizational Documents of the Company and HoldCo in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

2.7 Financial Statements.

(a) Prior to or concurrently with the execution hereof, the Company has provided to Parent true and complete copies of the Company Unaudited Interim Balance Sheet and statements of income and cash flows for the year ended December 31, 2025 (collectively, the “Company Financials”). The Company maintains the Company Financials in the accounting software program known as QuickBooks and such Company Financials were (i) derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, and (iii) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein, except for normal, recurring year-end audit adjustments and the absence of footnotes.

(b) The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iii) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis.

(c) Neither the Company nor HoldCo has entered into any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or HoldCo since the Company’s or HoldCo’s inception.

(d) Since the Company’s or HoldCo’s inception, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, the chief financial officer, principal accounting officer or general counsel of the Company, the Company Board or any committee thereof. Since the Company’s or HoldCo’s inception, neither the Company nor HoldCo has identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company or HoldCo, (ii) any fraud, whether or not material, that involves the Company or HoldCo, the Company’s or HoldCo’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or HoldCo or (iii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, since the date of the Company Unaudited Interim Balance Sheet through the date of this Agreement, each of the Company and HoldCo has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and the Pre-Closing Restructuring and the Company LLC Conversion) and there has not been any (x) Company Material Adverse Effect and (y) neither the Company nor HoldCo has done any of the following (other than as required to consummate the Pre-Closing Restructuring and the Company LLC Conversion):

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock; or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plan);

(b) sold, issued, granted, pledged, disposed of or otherwise encumbered (other than encumbrances pursuant to applicable securities Laws) or authorized any encumbrance (other than encumbrances pursuant to applicable securities Laws) with respect to: (A) any capital stock or other security of the Company or HoldCo (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and consultants in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or HoldCo;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) (A) adopted, terminated, established or entered into any Company Benefit Plan (or any plan, arrangement, agreement, program or policy that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), other than as required by applicable Law; (B) caused or permitted any Company Benefit Plan to be amended in any material respect, other than as required by applicable Law; (C) materially increased or granted any severance, change-of-control or retention benefits to any current or former director, officer, employee, independent contractor, consultant, or other Person; (D) hired, engaged, terminated or gave notice of termination (other than for cause) to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $175,000 per year; or (E) made any loans or entered into any commitments to make any loans to any current or former director, officer, independent contractor or employee;

(g) entered into any collective bargaining agreement or similar agreement with any labor union or similar labor organization;

(h) entered into any material transaction outside of the Ordinary Course of Business other than in connection with the Contemplated Transactions;

(i) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties (other than the disposal of obsolete assets), or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties;

(j) sold, assigned, transferred, licensed, sublicensed, cancelled, abandoned, allowed to lapse, or otherwise disposed of any material Company IP (other than (A) non-exclusive licenses granted in the Ordinary Course of Business or (B) expiration of Company IP in accordance with the applicable statutory term);

(k) made, changed or revoked any material Tax election (other than elections made in the Ordinary Course of Business), failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes (other than accounting methods adopted in the Ordinary Course of Business);

(l) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $250,000;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

2.9 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor HoldCo has any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations under Company Contracts in the Ordinary Course of Business (other than those resulting from a breach of such Company Contracts); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule. As of the date hereof, (i) the Company has paid in full, or has caused to be paid in full, all amounts required to be paid (including any interest payments accrued thereon) under that certain Loan and Security Agreement, dated as of September 7, 2021, by and between Western Alliance Bank and the Company, and (ii) upon the repayment in full of all obligations outstanding thereunder, all Encumbrances filed as UCC liens were terminated by Western Alliance Bank.

2.10 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to HoldCo, the Company or its business, including: (a) all material tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other material tangible assets reflected in the books and records of the Company as being owned by the Company. All of such material tangible assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11 Real Property; Leasehold. Neither the Company nor HoldCo owns, nor has ever owned, any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company or HoldCo and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or HoldCo, or to the Knowledge of the Company, any other party thereto. The Company’s and HoldCo’s possession, occupancy, lease, use and/or operation of each such leased property conforms to the terms of the Company Real Estate Lease and complies with applicable Laws in all material respects, and the Company or HoldCo has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Neither the Company nor HoldCo has received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

2.12 Intellectual Property; Privacy.

(a) Section 2.12(a) of the Company Disclosure Schedule identifies each item of Company IP that is (i) Registered IP, including, with respect to each application and registration: (1) the name of the applicant or registrant, (2) the jurisdiction of application or registration, and (3) the application or registration number, (ii) material unregistered Trademarks and social media accounts, or (iii) material proprietary Software, including for each item listed in clause (i) through (iii), any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid and enforceable, and all applications for registrations of Company IP are pending and in good standing, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company. Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, there are no actions that must be taken within 90 days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any material Registered IP owned in whole or in part by the Company. The Company IP shall be available for use by the Surviving Entity immediately after the Closing Date on identical terms and conditions to those under which the Company owned or used the Company IP immediately prior to the Closing Date.

(b) The Company exclusively owns all right, title and interest in and to all material Company Owned IP (provided, that, with respect to the Registered IP disclosed in Section 2.12(a) of the Company Disclosure Schedule that is identified as owned jointly by the Company with one or more co-owners, the Company exclusively owns all right, title and interest in and to its respective undivided ownership interest therein), free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, the Company owns or has a valid, enforceable written license to use all Company IP and all other Intellectual Property Rights used in, material to, or otherwise necessary for the operation of the Company’s business as currently conducted. Each Company Associate involved in the creation or development of any material Company Owned IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company Owned IP to the Company. Each Company Associate who has or has had access to the Company’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company Owned IP, trade secrets and confidential information. Each of the Company and HoldCo has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(c) Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create or develop any Company Owned IP, such that any such Governmental Body or institution has any claim to ownership rights or a license to such Company Owned IP or the right to receive royalties for the practice of such Company Owned IP.

(d) Section 2.12(d) of the Company Disclosure Schedule sets forth each Contract pursuant to which the Company or HoldCo (i) is granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Intellectual Property Right owned by any third party Person (each a “Company In-bound License”) or (ii) grants to any third party Person any license under, or otherwise grants any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Company IP (each a “Company Out-bound License”) (provided, that, Section 2.12(d) of the Company Disclosure Schedule may not set forth, and Company In-bound Licenses shall not include Company Standard Inbound Contracts; and Section 2.12(d) of the Company Disclosure schedule may not set forth, and Company Out-bound Licenses shall not include Company Standard Outbound Contracts). To the Knowledge of the Company all Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to the Knowledge of Company, each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company nor, to the Knowledge of the Company, any other party to any Company In-bound License or Company Out-bound License, is in material breach of such Company In-bound License or Company Out-bound License. Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, none of the terms or conditions of any Company In-bound License or any Company Out-bound License obligates the Company or any of its Affiliates to maintain or prosecute any Intellectual Property Rights should the Company choose to terminate such Intellectual Property Rights.

(e) To the Knowledge of the Company: (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company or HoldCo alleging that the operation of the business of the Company or HoldCo infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or HoldCo alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP. Since January 1, 2020, neither the Company nor HoldCo has received any written notice or other written communication alleging that the operation of the business of the Company or HoldCo infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) None of the Company Owned IP and, to the Knowledge of the Company, none of the Company Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or HoldCo of any such Company IP.

(g) No source code of any Software owned by the Company or HoldCo has been licensed or otherwise provided to another Person other than to consultants and contractors who are licensed to use the source code solely in connection with performing work on behalf of the Company and who are bound by confidentiality obligations with respect to such source code (“Permitted Source Code Sublicensees”). Neither the Company nor HoldCo has disclosed or delivered to any escrow agent or any other Person (other than Permitted Source Code Sublicensees) any of the source code of any Software owned by the Company or HoldCo, and no other Person (other than Permitted Source Code Sublicensees) has the right, contingent or otherwise, to obtain access to or use any such source code. The Company has in its possession, or has all necessary rights to obtain, all Software source code and all related technical and other information required to enable its appropriately skilled employees or those of another Person to maintain and support the Software owned by the Company and HoldCo.

(h) Neither the Company nor HoldCo has (i) incorporated Open Source Software into, or combined Open Source Software with, any proprietary Software of the Company or HoldCo, (ii) distributed Open Source Software in conjunction with or for use with any proprietary Software of the Company or HoldCo, or (iii) otherwise used Open Source Software, in each case, in a manner that obligates the Company or HoldCo to disclose, make available, offer or deliver any portion of the source code of any proprietary Software of the Company or HoldCo to any Person or otherwise affects the Company’s or HoldCo’s freedom of action with respect to the use or distribution of any proprietary Software of the Company and HoldCo. All use and distribution of any Open Source Software by the Company and HoldCo is and has been in compliance in all material respects with all licenses applicable thereto, including all applicable copyright notice and attribution requirements.

(i) Each of the Company and HoldCo has used commercially reasonable efforts designed to prevent the introduction into any Software owned by the Company and HoldCo, and to the Knowledge of the Company, such Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(j) Each of the Company and HoldCo and the operation of the Company’s and HoldCo’s businesses are, and at all times since the Company’s inception have been, in material compliance with all applicable Privacy and Data Processing Requirements. Except as would not reasonably be expected to result in liability material to the Company or HoldCo, the Company and HoldCo have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company or HoldCo. Since the Company’s inception, there has been (i) no material loss or theft of, malfunction of, or security breach relating to, Company Data or the Company’s or HoldCo’s information technology systems, (ii) no material violation of any security policy of the Company or HoldCo regarding any such Company Data, and (iii) no material unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of any Company Data. Since the Company’s inception, the Company has maintained commercially reasonable measures and maintained commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted and Company Data.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans, agreements entered into connection with the Company LLC Conversion, the Pre-Closing Restructuring, or Company Excepted Contracts (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract the primary purpose of which is relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting in any material respect the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person; (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company; or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material tangible assets or any ownership interest in any Entity, except as contemplated hereby;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vi) each Company Contract requiring payment by or to the Company or HoldCo after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or HoldCo; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or HoldCo has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or HoldCo has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or HoldCo; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or HoldCo or any Contract to sell, distribute or commercialize any products or service of the Company or HoldCo;

(vii) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company or HoldCo in connection with the Contemplated Transactions and entitled to payment by the Company as a result of the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

(x) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xi) each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company or HoldCo;

(xii) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;

(xiii) each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xiv) any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by the Company or HoldCo and (A) which involves payment or receipt by the Company or HoldCo after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of the Company and HoldCo taken as a whole.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company and HoldCo, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person has provided notice to the Company or HoldCo requesting to renegotiate, exercise a right of renegotiation, or otherwise change, any material amount paid or payable to the Company or HoldCo under any Company Material Contract or any other material term or provision of any Company Material Contract or not renew, cancel or terminate any such Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) Each of the Company and HoldCo is, and since the Company’s or HoldCo’s inception, as applicable, has been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug and Cosmetic Act and regulations issued thereunder by the United States Food and Drug Administration (“FDA” and collectively, the “FDCA”), the Public Health Service Act and its implementing regulations (“PHSA”) and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the research, development, pre-clinical and clinical testing, manufacturing, storage, supply, approval, sale, marketing, distribution and importation or exportation of drug and biological products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company.

(b) No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company or HoldCo. There is no agreement, judgment, injunction, order or decree binding upon the Company or HoldCo which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s or HoldCo’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(c) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(c) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Entity, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the First Effective Time.

(d) There are no proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or HoldCo with respect to an alleged material violation by the Company or HoldCo of the FDCA, PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither the Company, HoldCo nor any of their respective officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of the Company, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, or proceeding pending or in effect against the Company or HoldCo or any of their respective officers and employees, and neither the Company nor HoldCo has any liability for failure to comply with the FDCA, PHSA, or other similar Laws. There is no act, omission, event, fact or circumstance of which the Company has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, Form FDA 483, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

(e) The Company has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company.

(f) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the Good Clinical Practice (“GCP”) regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and Good Laboratory Practice (“GLP”) regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or noncompliance reasons. Since their inception, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency, institutional review board or ethics committee requiring, or to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated. To the Knowledge of the Company, no information, condition or circumstance exists that could reasonably be expected to adversely affect the acceptance, or the subsequent approval, of any filing, application or request for approval by a Drug Regulatory Authority. To the extent required, all clinical trials conducted by or on behalf of Company have been registered on, and trial results have been reported on, the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), and are listed in accordance with any applicable additional state and local law requirements.

(g) Neither the Company nor HoldCo is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor HoldCo has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(h) None of the Company, HoldCo or any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to Sections 306(a) or (b) of the FDCA (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (e) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (f) included on the HHS/OIG List of Excluded

Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Neither the Company, HoldCo nor any of their respective officers, directors, employees or, to the Knowledge of the Company, agents has engaged in any activities that are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. Each of the Company and HoldCo is not using, and has never used, in any capacity any Person that has ever been, or to the Knowledge of Company, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.

(i) The Company’s product candidates are and have been formulated, manufactured processed, produced, stored, tested, and packed in compliance in all material respects with all applicable provisions of the FDCA, and, if applicable, the current Good Manufacturing Practice regulations set forth at 21 C.F.R. Parts 210 and 211 and all relevant FDA and other Drug Regulatory Agency Laws and guidance related thereto.

(j) Each of the Company and HoldCo has complied in all material respects with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company has created and maintained, where required, written policies and procedures to protect the privacy of all Protected Health Information, has provided training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other federal or state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting, receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 2.14(j) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) HoldCo, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or HoldCo; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company or HoldCo that resulted in material liability to the Company or HoldCo.

(c) There is no order, writ, injunction, judgment or decree to which the Company or HoldCo, or any of the material assets owned or used by the Company or HoldCo, is subject. To the Knowledge of the Company, no officer or employees of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

2.16 Tax Matters.

(a) HoldCo and the Company have timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where HoldCo or the Company does not file a particular Tax Return or pay a particular Tax that HoldCo or the Company is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by or with respect to HoldCo and the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of or with respect to HoldCo and the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet.

(c) All Taxes that HoldCo and the Company are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and in all material respects have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of HoldCo or the Company.

(e) No deficiencies for a material amount of Taxes with respect to HoldCo or the Company have been claimed, proposed or assessed by any Governmental Body in writing, that have not been fully resolved. There are no pending or ongoing and, to the Knowledge of HoldCo or the Company, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of or with respect to HoldCo or the Company. Neither HoldCo nor the Company has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency (in each case, excluding automatic extensions of time within which to file a Tax Return).

(f) Neither HoldCo nor the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither HoldCo nor the Company is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither HoldCo, the Company nor the Surviving Entity (in each case, attributable or with respect to HoldCo or to the Company) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed at or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or existing, respectively, at or prior to the Closing; (v) installment sale or open transaction disposition made at or prior to the Closing; or (vi) prepaid amount, advance payment or deferred revenue received or accrued outside the Ordinary Course of Business at or prior to the Closing.

(i) Neither HoldCo nor the Company has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is HoldCo or the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither HoldCo nor the Company has any Liability for any material Taxes of any Person (other than HoldCo or the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Within the past two years, neither HoldCo nor the Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Neither HoldCo nor the Company has had a permanent establishment or a fixed place of business, in each case within the meaning of an applicable Tax treaty, in a country other than the country in which it is organized.

(l) Neither HoldCo nor the Company has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) HoldCo is treated as a C corporation for U.S. federal income tax purposes. HoldCo has not made an election or taken any other action to change its federal and state income tax classification from such classification.

(n) The Company is treated as an entity disregarded as separate from its sole owner for U.S. federal income tax purposes. The Company has not made an election or taken any other action to change its federal and state income tax classification from such classification.

(o) Neither HoldCo nor the Company has taken any action (or agreed to take any action) or knows of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(p) Prior to entry into this Agreement and in accordance with applicable Law, Contract and the Company’s and HoldCo’s respective Organizational Documents, the Company and HoldCo took all necessary actions required to consummate the Pre-Closing Restructuring and the Company LLC Conversion and accordingly, consummated the Pre-Closing Restructuring and the Company LLC Conversion and no further actions are required by the Parties with respect to the Pre-Closing Restructuring or the Company LLC Conversion. The Company and HoldCo delivered, or caused to be delivered, to Parent or Parent’s counsel via electronic email on the date of this Agreement, true, accurate, and complete copies of (i) the certificate of merger filed with the Delaware Secretary of State evidencing the Pre-Closing Restructuring, (ii) a duly executed copy of the Agreement and Plan of Merger dated as of the date hereof and entered into among the Company, HoldCo and Faeth Merger Sub Therapeutics, Inc. and (iii) the certificate of conversion filed with the Delaware Secretary of State evidencing the Company LLC Conversion. Neither HoldCo nor the Company has taken any action (or agreed to take any action) or knows of any fact that would reasonably be expected to prevent or impede the Pre-Closing Restructuring and/or the Company LLC Conversion from qualifying for the Restructuring Intended Tax Treatment.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans (which, for the avoidance of doubt, excludes at-will employment offer letters on the Company’s standard form and other than individual Company Option or other compensatory equity award agreements made pursuant to the Company’s standard forms, provided that the representative standard forms of such agreements shall be scheduled). “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other pension, retirement, deferred compensation, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, reimbursement, holiday, welfare, fringe benefit or similar plan, program, policy, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, (i) sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company, (ii) to which the Company is a party, or (iii) under which the Company has any actual or contingent liability (including, without limitation, by reason of having a Company ERISA Affiliate).

(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or other material non-routine correspondence.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Company Benefit Plans which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) Neither the Company nor any Company ERISA Affiliate has at any time in the last six years maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan. Neither the Company, nor any Company Benefit Plan, has any material liability for, nor is reasonably expected to have any material liability for, any excise tax or penalty under ERISA or the Code.

(g) None of the Company, any Company ERISA Affiliate or, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance, disability or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of the Company, the Company has not made a written representation promising the same. The Company has complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which the Company is a party has been administered and operated in documentary and operational compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan.

(j) Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(k) Except as set forth in Section 2.17(k) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(l) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(m) The Company does not maintain any Company Benefit Plan for the benefit of any service providers located outside of the United States.

(n) The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, or director’s fees payable to each person; (ii) dates of employment or service; (iii) title; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state, federal or ex-U.S. Law and (B) whether such an employee is on leave and, if so, the expected return date.

(o) Neither the Company nor HoldCo is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has never been, nor, to the Knowledge of the Company, is there or has there ever been any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute or any union organizing activity, affecting the Company or HoldCo.

(p) Each of the Company and HoldCo is, and since the Company’s and HoldCo’s inception, as applicable, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, contractor classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company or HoldCo, with respect to employees of the Company, the Company, since the Company’s inception, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any current or former employee, applicant for employment, or consultant of the Company.

(q) Since the Company’s inception and HoldCo’s inception, as applicable, each of HoldCo and the Company has complied in all material respects with the WARN Act, and no action that could trigger the WARN Act will be implemented before the Closing Date without advance notification to and approval of Parent.

2.18 Environmental Matters. Each of the Company and HoldCo is and since inception has complied with all applicable Environmental Laws, which compliance includes the possession by the Company and HoldCo of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. Neither the Company nor HoldCo has received since inception any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or HoldCo is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or HoldCo’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company or HoldCo) prior property leased or controlled by the Company or HoldCo has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or HoldCo pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the Contemplated Transactions by the Company and HoldCo. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or HoldCo with respect to any property leased or controlled by the Company, HoldCo or any business operated by them.

2.19 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and HoldCo. Each of such insurance policies is in full force and effect and each of the Company and HoldCo is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s inception, neither the Company nor HoldCo has received any written notice or other written communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of the Company and HoldCo has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or HoldCo for which the Company or HoldCo has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or HoldCo of its intent to do so.

2.20 No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or HoldCo.

2.21 Transactions with Affiliates.

(a) Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships (other than the Pre-Closing Restructuring), since the Company’s inception, between, on one hand, the Company or HoldCo and, on the other hand, any (i) officer or director of the Company or HoldCo or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or HoldCo Common Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or HoldCo) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Section 2.21(a) of the Company Disclosure Schedule lists each stockholders’ agreement (other than stock purchase agreements or other instrument issuing shares of Company Capital Stock to such holder), voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company, HoldCo and any holders of Company Capital Stock or HoldCo Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22 Anti-Bribery. None of the Company, HoldCo nor any of their respective directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf (in each in their respective capacities as such), has directly or indirectly paid, provided, offered, made, or authorized the provision of any bribes, improper rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, or anything of value, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company and HoldCo are not, nor have they ever been, the subject of any investigation, prosecution, inquiry, or enforcement action by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23 Accredited Investor. The number of stockholders of HoldCo who have not executed an investor questionnaire certifying that such stockholder of HoldCo is an “accredited investor” pursuant to Regulation D under the Securities Act is less than thirty-five (35) stockholders, and any such stockholder either alone or with such stockholder’s purchaser representative(s) has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the Merger.

2.24 Export Control and Sanctions Compliance. Each of the Company and HoldCo has conducted its business in compliance with U.S. export and re-export controls, sanctions, and anti-boycott laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business (collectively, “Trade Laws”). The Company and HoldCo have not engaged in any direct or indirect transactions or dealings with (a) any country or territory that is, or has been, subject to a U.S. Government embargo (including, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country; and (c) any individual or entity identified on, or 50% or more owned (individually or in the aggregate) or otherwise controlled by persons identified on, any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral

Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (a “Sanctioned Party”). The Company and HoldCo are not, nor have they ever been, the subject of any investigation, prosecution, inquiry, or enforcement action by any Governmental Body with respect to potential violations of Trade Laws.

2.25 Disclaimer of Other Representations or Warranties.

(a) Except as set forth in this Section 2 or in any certificate delivered by the Company or HoldCo to Parent and/or Merger Subs pursuant to this Agreement, the Company and HoldCo make no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) The Company and HoldCo acknowledge and agree that, except for the representations and warranties of Parent and Merger Subs set forth in Section 3 or in any certificate delivered by Parent and/or Merger Subs to the Company or HoldCo pursuant to this Agreement, none of Parent, Merger Subs or any of their respective Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Subject to Section 8.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC after December 31, 2024 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, and Section 3.7 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Documents that is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company and HoldCo as of the date hereof (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Parent and First Merger Sub is a corporation and Second Merger Sub is a limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate or limited liability company, as applicable, power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since their respective date of incorporation or formation, as applicable, no Merger Sub has engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent has no Subsidiaries, except for the Persons identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Persons identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Person other than the Persons identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d) Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents or Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement.

(a) The Parent and each of its Subsidiaries (including the Merger Subs) have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Subs, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Subs, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held or by written consent) has unanimously: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Common Stock Payment Shares and Parent

Preferred Stock Payment Shares to the stockholders of HoldCo pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve certain of the Parent Stockholder Matters. The First Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The sole member of Second Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company and HoldCo, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The approval of holders of Parent Common Stock is not required in order to approve this Agreement or, except with respect to Parent Stockholder Matters, the Contemplated Transactions. The affirmative vote of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent (other than any Person receiving Parent Common Stock or securities convertible into Parent Common Stock in the Contemplated Transactions or the Parent Financing) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal described in Section 4.2(a)(i), 4.2(a)(ii) and 4.2(a)(iii) (“Required Parent Stockholder Vote”).

3.5 Non-Contravention: Consents. Subject to obtaining the Required Parent Stockholder Vote, the filing of the Certificates of Merger required by the DGCL and the filing of the Certificates of Designation, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Subs;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Series B Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board and the First Merger Sub Board and the sole member of Second Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL (or analogous provisions) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of 12,500,000 shares of Parent Common Stock, par value $0.0001 per share, of which 1,261,685 shares have been issued and are outstanding as of the close of business on the Reference Date and 10,000,000 shares of preferred stock of Parent, par value $0.0001 per share, of which no shares have been issued or are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Parent Stock Plans, and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Parent has reserved 436,531 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which Parent RSUs and Parent Options to receive or purchase, as applicable, a total of 270,535 shares, in the aggregate, have been issued and are currently outstanding, none of which are subject to Parent’s right of repurchase, of which (1) 2,136 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Stock Plans, (2) 268,399 shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Stock Plans that are outstanding as of the close of business on the Reference Date, and (3) 105,669 shares remain available for future issuance pursuant to the Parent Stock Plans. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of the Reference Date: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU as of the close of business on the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Parent Option or Parent RSU expires; (viii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Parent Option is “early exercisable”. Parent has made available to the Company accurate and complete copies of the Parent Stock Plans and the form of the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder. No vesting of Parent Options or Parent RSUs will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 3.6(c) of the Parent Disclosure Schedule.

(d) Except for the Parent Options and the Parent RSUs granted pursuant to the Parent Stock Plans and the Parent Warrants, and as otherwise set forth in Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(e) All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2023 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2023, all material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since December 31, 2023, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC, or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c) Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (1) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in the Parent SEC Documents, since December 31, 2023, through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since December 31, 2023, and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e) Except as set forth in the Parent SEC Documents, since December 31, 2023, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(g) Parent maintains, and at all times since December 31, 2023, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2024, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

3.8 Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, since the date of the Parent Balance Sheet through the date of this Agreement, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (x) Parent Material Adverse Effect and (y) neither Parent nor any of its Subsidiaries has done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans);

(b) sold, issued, granted, pledged, disposed of or otherwise encumbered (other than encumbrances pursuant to applicable securities Laws) or authorized any encumbrance (other than encumbrances pursuant to applicable securities Laws) with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees and consultants in the Ordinary Course of Business; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (A) adopted, terminated, established or entered into any Parent Benefit Plan (or any plan, arrangement, agreement, program or policy that would be a Parent Benefit Plan if it were in existence as of the date of this Agreement), other than as required by applicable Law; (B) caused or permitted any Parent Benefit Plan to be amended in any material respect, other than as required by applicable Law; (C) paid any bonus or distributed any profit-sharing account balances or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, independent contractors, or consultants; (D) increased or granted any severance, change-of-control or retention benefits offered to any current or former director, officer, employee, independent contractor, consultant, or other Person; (E) hired, engaged, terminated or gave notice of termination (other than for cause) to any officer, employee, contractor, or consultant; or (F) made any loans or entered into any commitments to make any loans to any current or former director, officer, independent contractor or employee;

(f) entered into any collective bargaining agreement or similar agreement with any labor union, or similar labor organization;

(g) entered into any material transaction outside of the Ordinary Course of Business other than in connection with the Contemplated Transactions;

(h) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties (other than the disposal of obsolete assets), or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties;

(i) sold, assigned, transferred, licensed, sublicensed, cancelled, abandoned, allowed to lapse, or otherwise disposed of any material Parent IP (other than pursuant to (A) non-exclusive licenses granted in the Ordinary Course of Business or (B) expiration of Parent IP in accordance with the applicable statutory term);

(j) made, changed or revoked any material Tax election (other than elections made in the Ordinary Course of Business), failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes (other than accounting methods adopted in the Ordinary Course of Business);

(k) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $250,000;

(l) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(m) initiated or settled any Legal Proceeding; or

(n) agreed, resolved or committed to do any of the foregoing.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts in the Ordinary Course of Business (other than those resulting from a breach of such Parent Contracts); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.

3.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Parent or its business, including: (a) all material tangible assets reflected on the Parent Balance Sheet; and (b) all other material tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such material tangible assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other party thereto. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to the terms of the Parent Real Estate Leases and complies with applicable Law in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.12 Intellectual Property; Privacy.

(a) Section 3.12(a) of the Parent Disclosure Schedule identifies each item of Parent IP that is (i) Registered IP, including, with respect to each application and registration: (1) the name of the applicant or registrant, (2) the jurisdiction of application or registration, and (3) the application or registration number, (ii) material unregistered Trademarks and social media accounts, or (iii) material proprietary Software, including for each item listed in clause (i) through (iii), any other co-owners. To the Knowledge of Parent, each of the patents and patent applications included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each item of Parent IP is valid and enforceable, and all applications for registrations of Parent IP are subsisting.

(b) Except as set forth in Section 3.12(a) of the Parent Disclosure Schedule, there are no actions that must be taken, outside the course of normal prosecution, within 90 days of the Closing, the failure of which will result in the abandonment, lapse or cancellation of any material Registered IP owned in whole or in part by Parent.

(c) Parent or its Subsidiaries exclusively own all right, title and interest in and to all material Parent Owned IP (provided, that, with respect to the Registered IP disclosed in Section 3.12(a) of the Parent Disclosure Schedule that is identified as owned jointly by Parent or its Subsidiary with one or more co-owners, Parent or the applicable Subsidiary exclusively owns all right, title and interest in and to its respective undivided ownership interest therein), free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Parent, Parent or its Subsidiary owns or has a valid, enforceable, written license to use all Parent IP and all other Intellectual Property Rights used in, material to or otherwise necessary for the operation of Parent’s and any of its Subsidiaries’ business as currently conducted. Each Parent Associate involved in the creation or development of any material Parent Owned IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent Owned IP to Parent or its Subsidiaries. Each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent Owned IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.

(d) Except as set forth in Section 3.12(d) of the Parent Disclosure Schedule, to the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create or develop any Parent Owned IP, such that any such Governmental Body or institution has any claim to ownership rights or a license to such Parent Owned IP or the right to receive royalties for the practice of such Parent Owned IP.

(e) Section 3.12(e) of Parent Disclosure Schedule sets forth each Contract pursuant to which Parent (i) is granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Intellectual Property Right owned by any third party Person (each a “Parent In-bound License”) or (ii) grants to any third party Person any license under, or otherwise grants any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue and similar rights) or interest in, any material Parent IP (each a “Parent Out-bound License”) (provided, that, Section 3.12(e) of Parent Disclosure Schedule may not set forth, and Parent In-bound Licenses shall not include Parent Standard Inbound Contracts; and Section 3.12(e) of Parent Disclosure Schedule may not set forth, and Parent Out-bound Licenses shall not include Parent Standard Outbound Contracts). To the Knowledge of Parent, all Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and, to the Knowledge of Parent, each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor, to the Knowledge of Parent, any other party to such Parent In-bound License or Parent Out-bound License, is in material breach of such Parent In-bound License or Parent Out-bound License. Except as set forth in Section 3.12(e) of the Parent Disclosure Schedule, none of the terms or conditions of any Parent In-bound License or any Parent Out-bound License obligates Parent or any of its Subsidiaries or any of their Affiliates to maintain or prosecute any Intellectual Property Rights should Parent or any of its Subsidiaries or any of their Affiliates (as applicable) choose to terminate such Intellectual Property Rights.

(f) To the Knowledge of Parent: (i) the operation of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP. Since January 1, 2020, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(g) None of the Parent Owned IP and, to the Knowledge of Parent, none of the Parent Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute, that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP.

(h) No source code of any Software owned by Parent or its Subsidiaries has been licensed or otherwise provided to another Person other than to consultants and contractors who are licensed to use the source code solely in connection with performing work on behalf of Parent and who are bound by confidentiality obligations with respect to such source code (“Permitted Parent Source Code Sublicensees”). Neither Parent nor any of its Subsidiaries have disclosed or delivered to any escrow agent or any other Person (other than Permitted Parent Source Code Sublicensees) any of the source code of any Software owned by Parent or its Subsidiaries, and no other Person (other than Permitted Parent Source Code Sublicensees) has the right, contingent or otherwise, to obtain access to or use any such source code. Parent has in its possession, or has all necessary rights to obtain, all Software source code and all related technical and other information required to enable its appropriately skilled employees or those of another Person to maintain and support the Software owned by Parent or its Subsidiaries.

(i) Neither Parent nor its Subsidiaries have (i) incorporated Open Source Software into, or combined Open Source Software with, any proprietary Software of Parent or its Subsidiaries, (ii) distributed Open Source Software in conjunction with or for use with any proprietary Software of Parent or its Subsidiaries, or (iii) otherwise used Open Source Software, in each case, in a manner that obligates Parent or its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any proprietary Software of Parent or its Subsidiaries to any Person or otherwise affects Parent’s or its Subsidiaries’ freedom of action with respect to the use or distribution of any proprietary Software of Parent or its Subsidiaries . All use and distribution of any Open Source Software by Parent is and has been in compliance in all material respects with all licenses applicable thereto, including all applicable copyright notice and attribution requirements.

(j) Parent has used commercially reasonable efforts designed to prevent the introduction into any Software owned by Parent or its Subsidiaries, and to the Knowledge of Parent, such Software does not contain, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(k) Parent and the operation of Parent’s and its Subsidiaries’ business are, and at all times since Parent’s inception have been, in material compliance with all applicable Privacy and Data Processing Requirements. Except as would not reasonably be expected to result in liability material to Parent, Parent and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Parent Data as Processed by or for Parent or its Subsidiaries. Since Parent’s inception, there has been (i) no material loss or theft of, malfunction of, or security breach relating to, Parent Data or Parent’s information technology systems, (ii) no material violation of any security policy of Parent or its Subsidiaries regarding any such Parent Data, and (iii) no material unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of any Parent Data. Since Parent’s inception, Parent and its Subsidiaries have maintained commercially reasonable measures and maintained commercially reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s or its Subsidiaries business as currently conducted and Parent Data.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plans or Parent Excepted Contracts (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing (A) any covenant limiting in any material respect the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Parent or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Parent, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(vi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;

(vii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;

(viii) each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;

(ix) each Parent Real Estate Lease;

(x) each Parent Contract with any Governmental Body;

(xi) each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii) each Parent Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;

(xiii) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee, independent contractor or other natural person service provider that is not immediately terminable at will by the Parent without notice, severance or other cost or payment;

(xiv) each Parent Contract that provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger or the Change of Control Effective Time;

(xv) any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable law) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole;

(xvi) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute;

(xvii) each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; and

(xviii) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent

Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person has provided written notice to Parent to renegotiate, exercise a right or renegotiation, or otherwise change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract or not renew, cancel or terminate any such Parent Material Contract.

3.14 Compliance; Permits.

(a) Parent and its Subsidiaries are, and since January 1, 2023 have been, in compliance in all material respects with all applicable Laws, including the FDCA, the PHSA and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent.

(b) No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Parent or any Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any Subsidiary, any acquisition of material property by Parent or any Subsidiary or the conduct of business by Parent or any Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any Subsidiary’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(c) Parent or its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”). Section 3.14(c) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

(d) There are no proceedings pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries with respect to an alleged material violation by Parent or any of its Subsidiaries of the FDCA, the PHSA or any other similar Law administered or promulgated by any Drug Regulatory Agency. Neither Parent nor any of its Subsidiaries nor any of their respective officers and employees has been or is subject to any enforcement proceedings by the FDA or other Governmental Body and, to the Knowledge of Parent, no such proceedings have been threatened. There has not been and is not now any Form FDA-483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, or proceeding pending or in effect against Parent or any of its Subsidiaries or any of their respective officers and employees, and Parent and its Subsidiaries have no liability for failure to comply with the FDCA, PHSA, or other similar Laws. There is no act, omission, event, fact or circumstance of which Parent has Knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, notice of violation, seizure, injunction, Form FDA 483, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws.

(e) Parent and each of its Subsidiaries have complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company.

(f) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including the GCP regulations under 21 C.F.R. Parts 50, 54, 56 and 312 and the GLP regulations under 21 C.F.R. Part 58. No preclinical study or clinical trial conducted by or on behalf of Parent or any of its Subsidiaries has been terminated or suspended prior to completion for safety or noncompliance reasons. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency, institutional review board or ethics committee requiring, or to the Knowledge of Parent, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or their respective current products or product candidates have participated. To the Knowledge of Parent, no information, condition or circumstance exists that could reasonably be expected to adversely affect the acceptance, or the subsequent approval, of any filing, application or request for approval by a Drug Regulatory Authority. To the extent required, all clinical trials conducted by or on behalf of Parent have been registered on, and trial results have been reported on, the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), and are listed in accordance with any applicable additional state and local law requirements.

(g) Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of their respective businesses or products or product candidates pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has committed any acts, made any statement, or has failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto.

(h) Neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to Sections 306(a) or (b) of the FDCA (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as that term is defined in 42 U.S.C. § 1320a-7b(f), including under 42 U.S.C. §

1320a-7 or relevant regulations in 42 C.F.R. Part 1001; (e) assessed or threatened with assessment of civil money penalties pursuant to 42 C.F.R. Part 1003; or (f) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s System for Award Management, or the FDA Debarment List or the FDA Disqualified/Restricted List. Neither Parent, nor any of its Subsidiaries, nor any of their respective officers, directors, employees or, to the Knowledge of Parent, agents has engaged in any activities that are prohibited, or are cause for civil penalties, or grounds for mandatory or permissive exclusion, debarment, or suspension pursuant to any of these authorities. Parent and its Subsidiaries are not using, nor have they ever used, in any capacity any Person that has ever been, or to the Knowledge of Parent, is the subject of a proceeding that could lead to the Persons becoming debarred, excluded, disqualified, restricted or suspended pursuant to any of these authorities.

(i) Parent’s product candidate is and has been formulated, manufactured processed, produced, stored, tested, and packed in compliance in all material respects with all applicable provisions of the FDCA, and, if applicable, the current Good Manufacturing Practice regulations set forth at 21 C.F.R. Parts 210 and 211 and all relevant FDA and other Drug Regulatory Agency Laws and guidance related thereto.

(j) Parent and each of its Subsidiaries has complied in all material respects with all Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent or its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or any of its Subsidiaries is a party or otherwise bound. Parent has created and maintained, where required, written policies and procedures to protect the privacy of all Protected Health Information, has provided training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither Parent nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to Parent or any of its Subsidiaries, or an agent or third party, including any subject to a Business Associate Agreement with Parent or such Subsidiary. Parent or its Subsidiaries is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 3.14(j) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Except as set forth in Section 3.15(b) of the Parent Disclosure Schedule, since January 1, 2023 through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.

(c) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16 Tax Matters.

(a) Parent and each of its Subsidiaries have filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the Parent Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet.

(c) All Taxes that Parent and each of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and in all material respects have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing that have not been fully resolved. There are no pending or ongoing and, to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency (in each case, excluding automatic extensions of time within which to file a Tax Return).

(f) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Parent nor any of its Subsidiaries (in each case, attributable to Parent or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed at or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into or existing, respectively, at or prior to the Closing; (v) installment sale or open transaction disposition made on or prior to the Closing; or (vi) prepaid amount, advance payment or deferred revenue received or accrued outside the Ordinary Course of Business at or prior to the Closing.

(i) Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Parent has no Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Within the past two years, neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k) Parent has never had a permanent establishment or a fixed place of business, in each case within the meaning of an applicable Tax treaty, in a country other than the country in which it is organized.

(l) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) Section 3.16(m) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(n) Neither Parent nor any of its Subsidiaries (including the Merger Subs) has taken any action (or agreed to take any action) or knows of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or such Subsidiary.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans (which, for the avoidance of doubt, excludes at-will employment offer letters on Parent’s standard form and other than individual Parent Option or other compensatory equity award agreements made pursuant to the Parent’s standard forms, provided that the representative standard forms of such agreements shall be scheduled). “Parent Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other pension, retirement, deferred compensation, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, reimbursement, welfare, fringe benefit or similar plan, program, policy, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, (i) sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries, (ii) to which Parent or any of its Subsidiaries is a party, or (iii) under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, by reason of having a Parent ERISA Affiliate).

(b) As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or other material non-routine correspondence.

(c) Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Parent Benefit Plans which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Parent, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) Neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has at any time in the last six years maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan. None of Parent, any of its Subsidiaries or any Parent Benefit Plan, has any material liability for, nor is reasonably expected to have any material liability for, any excise tax or penalty under ERISA or the Code.

(g) None of Parent, any of its Subsidiaries or any Parent ERISA Affiliates, or to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance, disability or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has made a written representation promising the same. Parent and its Subsidiaries have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

(i) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code to which Parent or any Subsidiary thereof is a party has been administered and operated in documentary and operational compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Parent Benefit Plan.

(j) Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(k) Except as set forth in Section 3.17(k) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code).

(l) No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by the Parent or any of its Subsidiaries for any Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(m) Parent does not maintain any Parent Benefit Plan for the benefit of any service providers located outside of the United States.

(n) Parent has provided to the Company a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, or director’s fees payable to each person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such person’s contracting services; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or ex-U.S. law and (B) whether such an employee is on leave, and if so, the expected return date.

(o) Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor, to the Knowledge of Parent, is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or any union organizing activity, against Parent or any of its Subsidiaries.

(p) Parent and each of its Subsidiaries is, and since December 31, 2023 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, contractor classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since December 31, 2023, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no material Legal Proceeding pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, or consultant of Parent.

(q) Parent has complied in all material respects with the WARN Act and no action that could trigger the WARN Act will be implemented before the Closing Date.

3.18 Environmental Matters. Parent and each of its Subsidiaries are in compliance and since December 31, 2023 have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since December 31, 2023 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business. No current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the

Contemplated Transactions by Parent or Merger Subs. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent or any of its Subsidiaries with respect to any property leased or controlled by Parent or any of its Subsidiaries or any business operated by them.

3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 2024, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

3.20 Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2023, neither Parent nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

3.21 Opinion of Financial Advisor. The Parent Board has received an opinion of Lucid Capital Markets, LLC, dated on or about the date of the Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio (as specified in such opinion) is fair, from a financial point of view, to the stockholders of Parent. It is agreed and understood that such opinion is furnished solely for the use of the Parent Board and may not be relied upon by the Company, HoldCo or any other party.

3.22 No Financial Advisors. No broker, finder or investment banker, other than Lucid Capital Markets, LLC, is entitled to any tail fee, brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions and the transactions contemplated by the Securities Purchase Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.23 Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf (in each of their respective capacities as such) has directly or indirectly paid, provided, offered, made or authorized the provision of any bribes, improper rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, or anything of value, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has ever been the subject of any investigation, inquiry, or enforcement action by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.24 Valid Issuance. The Parent Common Stock and Parent Series B Convertible Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) of the Securities Act is applicable.

3.25 Export Control and Sanctions Compliance. Parent has conducted its business in compliance with U.S. export and re-export controls, sanctions, and anti-boycott laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by OFAC and all other Trade Laws. Parent has not engaged in any direct or indirect transactions or dealings with (a) any country or territory that is, or has been, subject to a U.S. Government embargo (including the Embargoed Countries), (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country and (c) any Sanctioned Party. Parent is not, nor has ever been, the subject of any investigation, prosecution, inquiry, or enforcement action by any Governmental Body with respect to potential violations of Trade Laws.

3.26 Disclaimer of Other Representations or Warranties.

(a) Except as set forth in this Section 3 or in any certificate delivered by Parent or Merger Subs to the Company or HoldCo pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company and HoldCo set forth in Section 2 or in any certificate delivered by the Company or HoldCo to Parent or the Merger Subs pursuant to this Agreement, none of the Company, HoldCo or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 4. ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Company and HoldCo Stockholder Notice. Promptly following the date of this Agreement and the receipt of the Required Company Stockholder Vote and Required HoldCo Stockholder Vote, HoldCo shall prepare and mail a notice to every stockholder of HoldCo and the Company that did not previously execute the Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board and sole director of HoldCo determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and HoldCo and approved and adopted the Company Preferred Stock Conversion, the Pre-Closing

Reorganization (and all definitive documentation related thereto), the Company LLC Conversion (and all definitive documentation related thereto), this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company and HoldCo to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and HoldCo and (iii) include a description of the appraisal rights of the Company’s stockholders and HoldCo’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

4.2 Parent Stockholders’ Meeting; Registration Statement.

(a) As promptly as practicable following the execution of this Agreement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal;

(ii) approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal”);

(iii) to amend Parent’s certificate of incorporation to authorize an increase of up to 300,000,000 shares of Parent Common Stock (such amendment, the “Charter Amendment”);

(iv) to the extent deemed necessary or advisable by Parent and/or the Company, to amend Parent’s certificate of incorporation to effect the Nasdaq Reverse Split;

(v) (A) to approve the 2026 Equity Incentive Plan, which will provide for new awards for a number of shares of Parent Common Stock not exceeding 10% of the fully diluted shares of capital stock of Parent outstanding immediately after the Parent Financing, and subject to approval by the Parent Board, and which shall include an annual increase pursuant to an “evergreen” provision providing for an annual increase of up to 5% of the total number of fully diluted shares of capital stock of Parent outstanding as of the day prior to such increase and (B) the 2026 Employee Stock Purchase Plan with a total pool of shares of Parent Common Stock not exceeding 1% of the fully diluted shares of capital stock of Parent outstanding immediately after the Parent Financing, and which shall include an annual increase pursuant to an “evergreen” provision providing for an annual increase of up to 1% of the total number of fully diluted shares of capital stock of Parent outstanding as of the day prior to such increase (the matters contemplated by the clauses 4.2(a)(i)-(v) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”); and

(vi) such other changes as are mutually agreeable to Parent and the Company.

(b) Parent agrees to call and hold the Parent Stockholders’ Meeting as soon as practicable after the date hereof. If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting or (iii) the Nasdaq Listing Application has not been conditionally approved, then, in each case, Parent shall adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders’ Meeting is not so adjourned, and/or if the conditional approval of the Nasdaq Listing Application and/or the approval of the Parent Stockholder Matters is not then obtained, Parent shall use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within six months after the Parent Stockholders’ Meeting, a special meeting of the stockholders of Parent to be held within six months after the Parent Stockholders’ Meeting. Parent shall hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Matters will be solicited and taken, at least once every six months until Parent obtains conditional approval of the Nasdaq Listing Application and/or the approval of the Parent Stockholder Matters.

(c) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall solicit and use its reasonable best efforts to obtain such approval within the time frames set forth in Section 4.2(b), and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s stockholders vote to approve the Parent Stockholder Matters.

(d) The Company, HoldCo and Parent acknowledge that, under the Nasdaq Stock Market Rules, the holders of Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares will not be entitled to vote such shares on the Preferred Stock Conversion Proposal or the Change of Control Proposal.

(e) As promptly as practicable following the Closing Date (and in any event within 75 days following the consummation of the Parent Financing), Parent shall prepare and shall cause to be filed with the SEC, a Registration Statement Form S-3 (or, if Form S-3 is not then available to Parent, on such form of registration statement as is then available) (the “Registration Statement”) to register the resale the Parent Common Stock Payment Shares, the shares of Parent Common Stock underlying the Parent Preferred Stock Payment Shares, and the shares of Parent Common Stock that are issuable upon exercise of the Company Warrant to be assumed by Parent. Each of the Parent, HoldCo and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement. Parent covenants and agrees that the Registration Statement, will not, at the time that such Registration Statement or any amendments or supplements thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent shall cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff, to have the Registration Statement declared effective as promptly as practicable after it is filed with the SEC and to keep the Registration Statement effective until the earliest to occur of (i) the date on which such previous holders of HoldCo Common Stock and the Company Warrant shall have resold such Parent Common Stock Payment Shares, such shares of Parent Common Stock underlying the Parent Preferred Stock Payment Shares and such shares of Parent Common Stock that are issuable upon exercise of the Company Warrant to be assumed by Parent, as applicable, in each case, that are covered by the Registration Statement, (ii) such Parent Common Stock Payment Shares, such shares of Parent Common Stock underlying the Parent Preferred Stock Payment Shares and such shares of Parent Common Stock that are issuable upon exercise of the Company Warrant to be assumed by Parent have been previously sold by the holder thereof in accordance with Rule 144 under the Securities Act, (iii) such securities become eligible for resale without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act and without the requirement for Parent to be in compliance with the current public information requirement under Rule 144 and (iv) five years after the date of this Agreement.

4.3 Proxy Statement.

(a) As promptly as practicable after the Closing Date, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

(b) Parent covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Surviving Entity (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

4.4 Reservation of Parent Common Stock: Issuance of Shares of Parent Common Stock. For as long as any Parent Preferred Stock Payment Shares remain outstanding, Parent shall at all times, subject to obtaining requisite Board and stockholder approval for the Charter Amendment, reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

4.5 Indemnification of Officers and Directors.

(a) “D&O Indemnified Parties” shall mean a director or officer of Parent, HoldCo or the Company or of their respective Subsidiaries, respectively.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Entity shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company and HoldCo to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s and HoldCo’s respective Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties or HoldCo and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, at its sole expense, prior to the Change of Control Effective Time, a six year prepaid “D&O tail policy” (the “D&O Tail Policy”) for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Change of Control Effective Time with respect to any claim related to any period of time at or prior to the Change of Control Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent except that Parent will not commit or spend on such D&O Tail Policy annual premiums in excess of 250% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if such premiums for such D&O tail Policy would exceed 250% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium.

(e) The provisions of this Section 4.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 4.5. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 4.5.

4.6 Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) set forth on Schedule 4.6 and required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) set forth on Schedule 4.6 and reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

4.7 Listing. Parent shall use its reasonable best efforts to (a) maintain its existing listing on Nasdaq; (b) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock Payment Shares and the Parent Common Stock to be issued upon conversion of the Parent Series B Convertible Preferred Stock to be issued in connection with the Contemplated Transactions and the Parent Common Stock issuable upon exercise or conversion of the Company Warrant to be assumed by Parent in connection with the Contemplated Transactions; and (c) to the extent required by Nasdaq rules and regulations, file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”), which Nasdaq Listing Application shall be prepared in cooperation with the Company, and to cause such Nasdaq Listing Application to be conditionally approved prior to the Parent Stockholders’ Meeting. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Company and HoldCo will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company, HoldCo, the holder of the Company Warrant, the holder of Company Options, and HoldCo stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.7.

4.8 Tax Matters. For U.S. federal income Tax purposes, the Parties intend that (i) the Pre-Closing Restructuring and the Company LLC Conversion, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Restructuring Intended Tax Treatment”), (ii) the First Merger and the Second Merger, taken together, constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Merger Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Subs, HoldCo and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the Restructuring Intended Tax Treatment or the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to cause the Mergers to qualify, and not take any action or cause any action to be taken, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Merger Intended Tax Treatment.

4.9 Legends. Parent shall be entitled to place appropriate legends, including the legend noted in Section 4.7, on the book entries and/or certificates evidencing any shares of Parent Common Stock or Parent Series B Convertible Preferred Stock to be received in the Merger by equity holders of HoldCo who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and Parent Series B Convertible Preferred Stock.

4.10 Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that immediately after the First Effective Time, (a) the Parent Board is comprised of six members, with five such members designated by Parent (at least three (3) of which shall be independent board members, and all of whom shall be acceptable to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed), and one such members shall be designated by the Company (who shall be acceptable to Parent immediately prior to the First Effective Time, such acceptance not to be unreasonably withheld, conditioned or delayed), and (b) the Persons listed in Section 4.10 of the Parent Disclosure Schedule under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the First Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Section 4.10 of the Parent Disclosure Schedule is unable or unwilling to serve as an officer of Parent or the Surviving Entity, as set forth therein, as of the First Effective Time, the Parties shall mutually agree upon a successor. All independent board members must qualify as “independent directors” under applicable SEC rules.

4.11 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.12 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the First Effective Time.

4.13 Closing Certificates.

(a) The Company has prepared and delivered to Parent prior to the Closing a certificate signed by the Chief Executive Officer of HoldCo in a form reasonably acceptable to Parent setting forth, as of immediately prior to the First Effective Time (i) each holder of HoldCo Common Stock, (ii) each holder of Company Options and the Company Warrant, (iii) such holder’s name, electronic mail address and physical address (to the extent known), (iv) the number and type of Company Common Stock held and/or underlying the Company Options as of immediately prior to the First Effective Time for each such holder, and the number and type of Company Capital Stock held and/or underlying the Company Warrant and (v) the number of shares of Parent Common Stock and/or Parent Series B Convertible Preferred Stock to be issued to such holder, or to underlie any Parent Assumed Option to be issued to such holder or the Company Warrant, pursuant to this Agreement in respect of the HoldCo Common Stock, Company Options or the Company Warrant held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).

(b) Parent has prepared and delivered to HoldCo prior to the Closing a certificate signed by an officer of Parent in a form reasonably acceptable to HoldCo, setting forth, as of immediately prior to the Reference Date (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Options, Parent RSUs and Parent Warrants, (ii) such record holder’s name and address, (iii) the number of shares of Parent Common Stock underlying the Parent Options, Parent RSUs and Parent Warrants as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

4.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of HoldCo, the sole director of HoldCo, the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.15 Parent Options and Parent Warrants. Each unexpired and unexercised Parent Option and Parent Warrant, whether vested or unvested, shall remain outstanding immediately after the First Effective Time in accordance with its current terms.

4.16 Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

4.17 Private Placement. Each of the Company, HoldCo and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares comprising Merger Consideration shall, until the earlier of (i) the effectiveness of the Registration Statement covering the resale of the issuance of Parent Common Stock Payment Shares and shares of Parent Common Stock underlying Parent Preferred Stock Payment Shares and (ii) the date that such shares become eligible pursuant to Rule 144 under the Securities Act without volume, manner or sale or current public information limitations (provided that at such time, Parent shall promptly (and in any event within two Business Days of HoldCo’s request) cause its transfer agent to effect the removal of such private placement legends under this Section 4.17 from such shares), bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

5.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

5.2 Series B Certificate of Designation. Parent shall have filed the Series B Certificate of Designation with the Secretary of State of the State of Delaware.

5.3 Parent Financing. The Securities Purchase Agreement shall be in full force and effect and cash proceeds not less than the Concurrent Investment Amount shall have been received by Parent, or will be received by Parent in accordance with the terms of the Securities Purchase Agreement, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

SECTION 6. CLOSING DELIVERIES OF THE COMPANY AND HOLDCO

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

6.1 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the directors of the Company listed in Section 6.1(a) of the Company Disclosure Schedule; and

(b) the Allocation Certificate.

6.2 FIRPTA Certificate. Parent shall have received (i) an original signed statement from HoldCo that HoldCo is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of HoldCo following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of HoldCo, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the HoldCo’s failure to deliver such documentation shall be to withhold pursuant to Section 1.13.

6.3 Company Lock-Up Agreements. Parent shall have received the Lock-Up Agreements duly executed by each of the Company Signatories, each of which shall be in full force and effect.

SECTION 7. CLOSING DELIVERIES OF PARENT

The obligations of the Company and HoldCo to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) the Parent Outstanding Shares Certificate;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 4.10 hereof; and

(c) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 4.10.

7.2 Parent Lock-Up Agreements. The Company shall have received the Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.

SECTION 8. MISCELLANEOUS PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, HoldCo, Parent and Merger Subs contained in this Agreement, or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 8 shall survive the First Effective Time.

8.2 Amendment. Until the Required Parent Stockholder Vote has been obtained in accordance with the terms of this Agreement, this Agreement may not be amended in any manner that is disproportionately material and adverse to (i) the holders of Parent Common Stock issued and outstanding immediately prior to the First Effective Time, or any Person who is or has been prior to the First Effective Time a director or officer of Parent or any of its Subsidiaries without the prior written approval of a majority of the holders of the Parent Common Stock issued and outstanding immediately prior to the First Effective Time or (ii) the holders of HoldCo Common Stock issued and outstanding as of immediately prior to the First Effective Time, or any Person who is or has been prior to the First Effective Time a director or officer of the Company or HoldCo, without the prior written approval of the Required HoldCo Stockholder Vote. After the Required Parent Stockholder Vote has been obtained, this Agreement may be amended with the written approval of the board of directors of Parent, and the sole member of the Surviving Entity at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Entity and Parent.

8.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Subs:

Sensei Biotherapeutics, Inc.

1405 Research Blvd, Suite 125

Rockville, MD 20850

Attention: President and Principal Executive Officer

Email Address: [***]

with a copy to (which shall not constitute notice):

Sidley Austin LLP

60 State Street, 36th Floor

Boston, Massachusetts 02109

Attention: Asher Rubin; Michael Rohr; John Butler

Email Address: arubin@sidley.com; michael.rohr@sidley.com;

jbutler@sidley.com

if to the Company or HoldCo:

Faeth Therapeutics, LLC

701 Tillery Street #12 #1010

Austin, TX 78702

Attention: Anand Parikh, Chief Executive Officer

Email Address: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

10265 Science Center Dr

San Diego, CA 92121

Attention: Ariel Rom; Rama Padmanabhan

Email address: arom@cooley.com; rama@cooley.com

8.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor, and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Pacific Time) on the date that is two Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York or Boston, Massachusetts, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

8.14 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SENSEI BIOTHERAPEUTICS, INC.

By:	/s/ Christopher W. Gerry
Name: Christopher W. Gerry
Title: President and Principal Executive Officer

SAPPHIRE FIRST MERGER SUB, INC.

By:	/s/ Christopher W. Gerry
Name: Christopher W. Gerry
Title: President

SAPPHIRE SECOND MERGER SUB, LLC

By:	/s/ Christopher W. Gerry
Name: Christopher W. Gerry
Title: President

FAETH HOLDINGS THERAPEUTICS, INC.

By:	/s/ Anand Parikh
Name: Anand Parikh
Title: Chief Executive Officer

FAETH THERAPEUTICS, LLC

By:	/s/ Anand Parikh
Name: Anand Parikh
Title: Chief Executive Officer

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 4.13(a).

“Anti-Bribery Laws” has the meaning set forth in Section 2.22.

“Audited Financials” has the meaning set forth in Section 2.7(a).

“Book-Entry Shares” has the meaning set forth in Section 1.7.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York or Boston, Massachusetts are authorized or obligated by Law to be closed.

“Cap” has the meaning set forth in Section 1.5.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.7(a).

“Change of Control Effective Time” means the time promptly following (and, in any event, within three Business Days) the approval of the Parent Stockholder Matters and approval of the Nasdaq Listing Application.

“Change of Control Proposal” has the meaning set forth in Section 4.2(a)(ii).

“Charter Amendment” has the meaning set forth in Section 4.2(a)(iii).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current or former employee or independent contractor, officer or director of the Company.

“Company Benefit Plan” has the meaning set forth in Section 2.17(a).

“Company Board” means the board of directors or managers, as applicable, of the Company.

“Company Board Approval” has the meaning set forth in the Recitals.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which HoldCo, the Company or any of its Subsidiaries is a Party or (b) by which HoldCo, the Company or any of its Subsidiaries is or may become bound.

“Company Data” means all data and information Processed by or for HoldCo, the Company or any of its Subsidiaries.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Company Excepted Contracts” shall mean (a) nondisclosure agreements entered into in connection with discussions, negotiations and transactions related to this Agreement or any transactions that were evaluated and/or pursued that do not have any continuing obligations, rights or interests binding on the Company (other than customary nondisclosure and confidential information nonuse obligations), (b) Company Standard Outbound Contracts and (c) Company Standard Inbound Contracts.

“Company Financials” has the meaning set forth in Section 2.7(a).

“Company In-bound License” has the meaning set forth in Section 2.12(d).

“Company IP” means the Company Licensed IP and the Company Owned IP.

“Company Licensed IP” means all Intellectual Property Rights that are, or are purported to be, exclusively licensed to the Company or HoldCo.

“Company LLC Conversion” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and HoldCo, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business, political or economic conditions affecting the industry in which the Company operates, (b) acts of war, armed hostilities or terrorism, acts of God, natural disaster or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, (f) the taking of any action required to be taken by this Agreement, or (g) resulting from the taking of any action, or the failure to take action, by the Company that is required to be taken or not taken in accordance with this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Material Contract(s)” has the meaning set forth in Section 2.13(a).

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.

“Company Out-bound License” has the meaning set forth in Section 2.12(d).

“Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or HoldCo, in whole or in part.

“Company Permits” has the meaning set forth in Section 2.14(c).

“Company Plan” has the meaning set forth in Section 2.6(c).

“Company Preferred Stock” has the meaning set forth in Section 2.6(a).

“Company Preferred Stock Conversion” means the automatic conversion of all shares of Company Preferred Stock in accordance with Section 5.1(b) of the Company’s Sixth Amended and Restated Certificate of Incorporation prior to the Pre-Closing Restructuring.

“Company Real Estate Leases” has the meaning set forth in Section 2.11.

“Company Signatories” has the meaning set forth in the Recitals.

“Company Standard Inbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, services agreements, clinical trial agreements, agreements with Company Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software and any other Contract pursuant to which the Company or HoldCo is granted a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract.

“Company Standard Outbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements and any other Contract pursuant to which the Company or HoldCo grants to a third party Person a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract.

“Company and HoldCo Stockholder Matters” has the meaning set forth in the Recitals.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2025, provided to Parent prior to the date of this Agreement.

“Company Warrant” means the warrant to purchase shares of Company Capital Stock issued by the Company and listed in Section 1.1(a) of the Company Disclosure Schedule.

“Concurrent Investment Amount” means at least $50,000,000 as contemplated by the Securities Purchase Agreement.

“Confidentiality Agreement” means that certain letter agreement, dated as of December 15, 2025, between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, Parent Stockholder Support Agreements, Lock-Up Agreements and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 4.2).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“D&O Indemnified Parties” has the meaning set forth in Section 4.5(a).

“D&O Tail Policy” has the meaning set forth in Section 4.5(d).

“Data Processing Policy” means each applicable policy, statement, representation, or notice of HoldCo, the Company, Parent or their respective Subsidiaries relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 1.11.

“Disqualifying Event” has the meaning set forth in Section 3.24.

“DLLCA” means the Delaware Limited Liability Company Act.

“Drug Regulatory Agency” has the meaning set forth in Section 2.14(a).

“Effect” means any effect, change, event, circumstance, or development.

“Embargoed Countries” has the meaning set forth in Section 2.24.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means 0.19933.

“FDA” has the meaning set forth in Section 2.14(a).

“FDCA” has the meaning set forth in Section 2.14(a).

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Effective Time” has the meaning set forth in Section 1.3.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Board” means the board of directors of First Merger Sub.

“First Step Surviving Corporation” has the meaning set forth in Section 1.1.

“FLSA” has the meaning set forth in Section 2.17(n).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“GCP” has the meaning set forth in Section 2.14(f).

“GLP” has the meaning set forth in Section 2.14(f).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“HoldCo” has the meaning set forth in the Preamble.

“HoldCo Board Approval” has the meaning set forth in the Recitals.

“HoldCo Common Stock” means the Common Stock, $0.0001 par value per share, of HoldCo.

“HoldCo Merger Sub” has the meaning set forth in the Recitals.

“HoldCo Stock Certificate” has the meaning set forth in Section 1.7.

“HIPAA” has the meaning set forth in Section 2.14(i).

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, Software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith (“Trademarks”); (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

“Investor Agreements” has the meaning set forth in Section 2.21(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact, or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter. With respect to intellectual property matters, Knowledge does not require the performance of any intellectual property clearance searches.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” has the meaning set forth in Section 2.9.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5.

“Merger Intended Tax Treatment” has the meaning set forth in Section 4.8.

“Merger Subs” has the meaning set forth in the Preamble.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

“Nasdaq Listing Application” has the meaning set forth in Section 4.7.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio in the range of 1:2 to 1:12 or as otherwise mutually agreed to by Parent and the Company that is effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards or as otherwise deemed advisable by the Company.

“OFAC” has the meaning set forth in Section 2.24.

“Open Source Software” means any Software that is distributed as, or that contains, or is derived in any manner (in whole or in part) from, any “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)). Without limiting the generality of the foregoing, Open Source Software includes any Software that requires as a condition of use, modification and/or distribution of such Software that other Software distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, (c) be redistributable at no charge, or (d) grants to any third party Person any rights to or immunities under Intellectual Property Rights of the distributing party.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” has the meaning set forth in the Preamble.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Assumed Option” has the meaning set forth in Section 1.10.

“Parent Assumed Warrant” has the meaning set forth in Section 1.9.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2025 (the “Parent Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Parent Benefit Plan” has the meaning set forth in Section 3.17(a).

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.

“Parent Common Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent Data” means all data and information Processed by or for Parent or any of its Subsidiaries.

“Parent Disclosure Schedule” has the meaning set forth in Section 3.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent Excepted Contracts” shall mean (a) nondisclosure agreements entered into in connection with discussions, negotiations and transactions related to this Agreement or any transactions that were evaluated and/or pursued that do not have any continuing obligations, rights or interests binding on Parent (other than customary nondisclosure and confidential information nonuse obligations), (b) Parent Standard Outbound Contracts and (c) Parent Standard Inbound Contracts.

“Parent Financing” means the issuance of shares of Parent Series B Convertible Preferred Stock to be consummated concurrently with the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Parent of at least the Concurrent Investment Amount.

“Parent In-bound License” has the meaning set forth in Section 3.12(e).

“Parent IP” means the Parent Licensed IP and the Parent Owned IP.

“Parent Licensed IP” means all Intellectual Property Rights that are or are purported to be exclusively licensed to Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business, political or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God, natural disaster or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; or (h) resulting from the taking of any action, or the failure to take any action, by Parent that is required to be taken or not taken in accordance with this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Material Contract(s)” has the meaning set forth in Section 3.13(a).

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Out-bound License” has the meaning set forth in Section 3.12(e).

“Parent Outstanding Shares Certificate” has the meaning set forth in Section 4.13(b).

“Parent Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries, in whole or in part.

“Parent Permits” has the meaning set forth in Section 3.14(c).

“Parent Real Estate Leases” has the meaning set forth in Section 3.11.

“Parent RSUs” means any restricted stock unit award granted pursuant to the Parent Stock Plans.

“Parent SEC Documents” has the meaning set forth in Section 3.7(a).

“Parent Series B Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Series B Certificate of Designation.

“Parent Signatories” has the meaning set forth in the Recitals.

“Parent Standard Inbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software and any other Contract pursuant to which Parent is granted a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract.

“Parent Outbound Contracts” shall mean each of the following Contracts when entered into in the Ordinary Course of Business: material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements and any other Contract pursuant to which Parent grants to a third party Person a non-exclusive license to Intellectual Property Rights that is incidental to the transaction contemplated in such Contract.

“Parent Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Stock Plans” means collectively, the Sensei Biotherapeutics, Inc. 2018 Equity Incentive Plan, Sensei Biotherapeutics, Inc. 2021 Equity Incentive Plan and Sensei Biotherapeutics, Inc. 2021 Employee Stock Purchase Plan, each as may be amended from time to time.

“Parent Stockholder Matters” has the meaning set forth in Section 4.2(a)(iii).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 4.2(a)(iii).

“Parent Warrants” means warrants to purchase shares of Parent Common Stock issued by Parent.

“Party” or “Parties” means the Company, HoldCo, First Merger Sub, Second Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable, or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Permitted Source Code Sublicensees” has the meaning set forth in Section 2.12(g).

“Person” means any individual, Entity or Governmental Body.

“PHSA” has the meaning set forth in Section 2.14(a).

“Pre-Closing Restructuring” has the meaning set forth in the Recitals.

“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.5.

“Preferred Stock Payment Shares” has the meaning set forth in Section 1.5.

“Privacy and Data Processing Requirements” means any applicable (i) Law relating to privacy, data protection, or security, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Parent or their respective Subsidiaries are bound relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Process” means, with respect to any data, information, or information technology system, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Proxy Statement”: has the meaning set forth in Section 4.3(a).

“Reference Date” means February 13, 2026.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body or private registrar, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and domain names all applications for any of the foregoing.

“Registration Statement” has the meaning set forth in Section 4.2(e).

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.4.

“Required HoldCo Stockholder Vote” has the meaning set forth in Section 2.4.

“Required Parent Stockholder Vote” has the meaning set forth in Section 3.4.

“Restructuring Intended Tax Treatment” has the meaning set forth in Section 4.8.

“Rev. Proc. 2018-12” has the meaning set forth in Section 4.8.

“Sanctioned Party” has the meaning set forth in Section 2.24.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Effective Time” has the meaning set forth in Section 1.3.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Series B Convertible Preferred Stock in the form attached hereto as Exhibit B.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Laws” has the meaning set forth in Section 2.24.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local plant closing mass layoff statute, rule or regulation.

“Withholding Agent” has the meaning set forth in Section 1.11.

Exhibit B

Form of Series B Certificate of Designation

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SENSEI BIOTHERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Sensei Biotherapeutics, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on February 17, 2026, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series B Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 10,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a new series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 25,045 shares of “Series B Non-Voting Convertible Preferred Stock” pursuant to the terms of (A) the Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Sapphire First Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, Sapphire Second Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation, and Faeth Therapeutics, LLC, a Delaware limited liability corporation (the “Merger Agreement”), and (B) the Securities Purchase Agreement, dated as of the date hereof, by and among the Corporation and the initial Holders (as defined below) (the “Purchase Agreement”), and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

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TERMS OF SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

SECTION 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, New York or Boston, Massachusetts are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.4.4.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series B Non-Voting Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

SECTION 2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series B Non-Voting Convertible Preferred Stock (the “Series B Non-Voting Preferred Stock”) and the number of shares so designated shall be 25,045. Each share of Series B Non-Voting Preferred Stock shall have a par value of $0.0001 per share.

SECTION 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series B Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

SECTION 4. Voting Rights.

4.1 Except as otherwise provided herein or as otherwise required by the DGCL, the Series B Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series B Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series B Non-Voting Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, in each case, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series B Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Non-Voting Preferred Stock, (iii) prior to the Stockholder Approval (as defined below), consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person in which the stockholders of the Corporation immediately before such

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transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction or in which the Corporation issues securities in such transaction that represent or are convertible into securities representing more than a majority of the voting power of the Corporation immediately before such transaction (a “Change of Control Transaction”), (iv) prior to the Stockholder Approval, authorize or issue any class or series of stock that has powers, preferences or rights that are senior to those of the Series B Non-Voting Preferred Stock, (v) amend, waive or modify the Merger Agreement in any manner that would be reasonably likely to prevent, impede or materially delay the Stockholder Approval or the Automatic Conversion (as defined below) or (vi) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series B Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Stockholder Approval in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”).

4.2 Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series B Non-Voting Preferred Stock.

SECTION 5. Rank; Liquidation.

5.1 The Series B Non-Voting Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series B Non-Voting Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series B Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

SECTION 6. Conversion.

6.1 Automatic Conversion on Stockholder Approval. Effective as of 5:00 p.m. Eastern time on the third (3rd) Business Day after the date that the Corporation obtains the Required Parent Stockholder Vote (as defined in the Merger Agreement) in accordance with Nasdaq listing rules, as set forth in Section 5.14 of the Purchase Agreement and Section 4.2 of the Merger Agreement, (the “Stockholder Approval”), each share of Series B Non-Voting Preferred Stock

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then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation (if any) (the “Automatic Conversion”). The Corporation shall inform each Holder of the occurrence of the Stockholder Approval and the effective date of the Automatic Conversion within one (1) Business Day of such Stockholder Approval via a Current Report on Form 8-K publicly disclosing the same. The Corporation shall request from each Holder, no less than 30 days prior to the date of the Automatic Conversion, a written notice of such Holder’s beneficial ownership of Common Stock (a “Beneficial Ownership Statement”). In determining the application of the Beneficial Ownership Limitations solely with respect to the Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder taking into account the beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock beneficially owned by such Holder as set forth in such Holder’s Beneficial Ownership Statement and assuming the conversion of all shares of Series B Non-Voting Preferred Stock held by all other Holders less the aggregate number of shares of Series B Non-Voting Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If, following a written request from the Corporation, a Holder does not provide a Beneficial Ownership Statement within ten (10) days prior to the date of Stockholder Approval, the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series B Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. For the avoidance of doubt, any shares of Series B Non-Voting Preferred Stock that are not automatically converted pursuant to the Automatic Conversion as a result of a Beneficial Ownership Limitation shall remain outstanding until such shares of Series B Non-Voting Preferred Stock are converted pursuant to Section 6.2. The Conversion Shares shall be issued as follows:

(a) Converted Stock that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and shall be delivered to the Holders within one Business Day of the effectiveness of the Automatic Conversion without any action on the part of the Holders.

(b) Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Automatic Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares within one (1) Business Day of the effectiveness of the Automatic Conversion. Without delaying the delivery of the Conversion Shares, the Holder shall as soon as practicable following the effectiveness of the Automatic Conversion, tender to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock.

(c) Notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

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6.2 Conversion at Option of Holder. Subject to Section 6.4 and Section 6.5.3, each share of Series B Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time following the earlier of (i) 5:00 p.m. Eastern time on the third (3rd) Business Day after the date that the Stockholder Approval is obtained by the Corporation and (ii) solely for purposes of effecting a cash settlement pursuant to Section 6.5.3, the date that is six (6) months after the initial issuance date of the Series B Non-Voting Preferred Stock, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation. The Holder shall not be required to physically surrender any stock certificate to the Corporation until the Holder has converted all of the Series B Non-Voting Preferred Stock represented by such certificate in full without regard to the Beneficial Ownership Limitation, in which case, the Holder shall surrender its stock certificate to the Corporation for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Corporation. Execution and delivery of a Notice of Conversion shall have the same effect as cancellation of the original stock certificate and issuance of a new stock certificate evidencing the right to purchase the remaining number of Conversion Shares, if any. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

6.3 Conversion Ratio. The “Conversion Ratio” for each share of Series B Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series B Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

6.4 Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series B Non-Voting Preferred Stock, including pursuant to Section 6.1, and a Holder shall not have the right to convert any portion of the Series B Non-Voting Preferred Stock pursuant to Section 6.2, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion with respect to the Series B Non-Voting Preferred Stock, such Holder (or any of such Holder’s Affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder

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and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Non-Voting Preferred Stock subject to the Notice of Conversion or Automatic Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series B Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (a) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (b) a more recent public announcement by the Corporation that is filed with the Commission, or (c) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of each Holder to a percentage designated by such Holder on its signature page to the Purchase Agreement or otherwise between 4.99% and 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Automatic Conversion or such Notice of Conversion (as applicable), to the extent permitted pursuant to this Section 6.4. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation (email being sufficient), (1) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.99%, to the extent then applicable, and (2) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage than was in effect for such Holder prior to such written notice. Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 19.99%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.4. Notwithstanding the foregoing, at any time following the approval by Nasdaq of the Nasdaq Listing Application (as defined in the Merger Agreement) and receipt of Stockholder Approval, the Holder may waive and/or change the Beneficial Ownership Limitation, which will be effective on the sixty-first (61st) day after written notice of such waiver and/or

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change is delivered to the Corporation. The provisions of this Section 6.4 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Series B Non-Voting Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

6.5 Mechanics of Conversion.

(a) Delivery of Certificate or Electronic Issuance. Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Non-Voting Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series B Non-Voting Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(b) Obligation Absolute. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, in the event a Holder shall elect to convert any or all of its Series B Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction

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from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B Non-Voting Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, issue Conversion Shares upon a properly noticed conversion.

(c) Cash Settlement. If, at any time after the earlier of (i) Stockholder Approval or (ii) six (6) months after the initial issuance of the Series B Non-Voting Preferred Stock, the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6.5.1 on or prior to the first (1st) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by (a) materially incorrect or incomplete information provided by Holder to the Corporation or (b) the application of the Beneficial Ownership Limitation after Stockholder Approval (but, prior to the Stockholder Approval, disregarding for such purpose any Beneficial Ownership Limitation)), then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.5.1, the Corporation shall, at the request of the Holder, pay an amount of cash by wire transfer of immediately available funds equal to the Fair Value (as defined below) of such undelivered shares, with such payment to be made within two (2) Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares. For purposes of this Section 6.5.3, the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to the date on which the Notice of Conversion is delivered to the Corporation. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.5.3 shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by (1) materially incorrect or incomplete information provided by Holder to the Corporation or (2) the application of the Beneficial Ownership Limitation after Stockholder Approval (but, prior to the Stockholder Approval, disregarding for such purpose any Beneficial Ownership Limitation)), including due to limitations set forth in Section 6.5.6, the lack of obtaining Stockholder Approval, or due to applicable Trading Market rules.

(d) Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.5.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the

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Corporation shall (i) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (a) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (b) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (ii) at the option of such Holder, either reissue (if surrendered) the shares of Series B Non-Voting Preferred Stock equal to the number of shares of Series B Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (i) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation with written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Non-Voting Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.5.3; provided, however, that the Holder shall not be entitled to both (A) require the reissuance of the shares of Series B Non-Voting Preferred Stock submitted for conversion for which such conversion was not timely honored and (B) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1.

(e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Non-Voting Preferred Stock, subject to receipt of the Required Parent Stockholder Vote, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be issuable upon conversion of the Series B Non-Voting Preferred Stock shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series B Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Non-Voting Preferred Stock the Holder seeks to convert into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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(g) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.6 Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series B Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Non-Voting Preferred Stock. In no event shall the Series B Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

SECTION 7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Non-Voting Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series B Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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7.2 Fundamental Transaction. If, at any time while this Series B Non-Voting Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (ii) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series B Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any Beneficial Ownership Limitation), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if such conversion of Series B Non-Voting Preferred Stock had occurred immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and ensuring that this Series B Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close and shall simultaneously file a Current Report on Form 8-K publicly disclosing such notice.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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SECTION 8. Redemption. The shares of Series B Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.5.3.

SECTION 9. Transfer. A Holder may transfer any shares of Series B Non-Voting Preferred Stock, together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series B Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series B Non-Voting Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.

SECTION 10. Series B Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series B Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series B Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series B Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series B Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series B Non-Voting Preferred Stock or his, her or its legal representatives.

SECTION 11. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series B Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address provided in the Purchase Agreement or last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

SECTION 12. Book-Entry; Certificates. The Series B Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series B Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series B Non-Voting Preferred Stock. To the extent that any shares of Series B Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

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SECTION 13. Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except as expressly set forth in this Section 13. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series B Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series B Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a two-thirds (66.66%) supermajority of the shares of Series B Non-Voting Preferred Stock then outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

SECTION 14. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

SECTION 15. Status of Converted Series B Non-Voting Preferred Stock. If any shares of Series B Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series B Non-Voting Preferred Stock. Any share of Series B Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as “Series B Non-Voting Convertible Preferred Stock.”

SECTION 16. Fractional Shares of Series B Non-Voting Preferred Stock. Shares of Series B Non-Voting Preferred Stock may be issued in fractions of a share that entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights as set forth herein, receive dividends, participate in distributions and have the benefit of all other rights of Holders.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Sensei Biotherapeutics, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock to be duly executed by its President and Principal Executive Officer on February 17, 2026.

SENSEI BIOTHERAPEUTICS, INC.

By:
Name:	Christopher W. Gerry
Title:	President and Principal Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Sensei Biotherapeutics, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on February 17, 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series B Non-Voting Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.4 of the Certificate of Designation, is less than its Beneficial Ownership Limitation. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series B Non-Voting Preferred Stock owned prior to Conversion:

Number of shares of Series B Non-Voting Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:
Account No.:

[HOLDER]

By:
Name:
Title:

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Exhibit C

Form of Lock-Up Agreement

33

FORM OF LOCK-UP AGREEMENT

    , 2026

Sensei Biotherapeutics, Inc.

1405 Research Blvd, Suite 125

Rockville, MD 20850

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Sensei Biotherapeutics, Inc., a Delaware corporation (including any successor thereto, “Parent”), has entered into an Agreement and Plan of Merger, dated as of February 17, 2026 (as the same may be amended from time to time, the “Merger Agreement”) with Sapphire First Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, Sapphire Second Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, Faeth Holdings Therapeutics, Inc., a Delaware corporation (“HoldCo”), and Faeth Therapeutics, LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.

As a condition and material inducement to each of the parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent and the Company, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”); provided, that, this Lock-Up Agreement shall terminate immediately upon the undersigned’s termination of employment with, or termination of service as a director of, Parent or its subsidiaries (as applicable):

(a)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock, Parent Series B Convertible Preferred Stock or any other securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of Parent Options or Parent Warrants or settlement of Parent RSUs) that are currently or hereafter owned of record or beneficially (including holding as a custodian) by the undersigned (collectively, the “Undersigned’s Shares”);

(b)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock, Parent Series B Convertible Preferred Stock or other securities, in cash or otherwise;

(c)

make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock, Parent Series B Convertible Preferred Stock or any other security convertible into or exercisable or exchangeable for Parent Common Stock (other than such rights set forth in the Merger Agreement or the registration rights agreement entered into in connection with the Parent Financing); or

(d)	publicly disclose the intention to do any of the foregoing.

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2.	The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, or for bona fide estate planning purposes, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement, (E) to any partnership, corporation, limited liability company or other Entity which is controlled by or under common control with the undersigned and/or by any such Family Member(s) or (F) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (E) herein;

(ii)

if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities that control or manage, are under common control or management with, or are controlled or managed by, the undersigned (including, for the avoidance of doubt, a fund managed by the same manager, managing member, general partner or management company or by an Entity controlling, controlled by or under common control with such manager, managing member, general partner or management company of the undersigned), (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock, Parent Series B Convertible Preferred Stock or such other securities that have been so transferred or distributed;

(b)

the exercise of Parent Options (including a net or cashless exercise of a Parent Option), and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)

the disposition (including a forfeiture or repurchase) to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement or any other transfer of securities of Parent to Parent pursuant to arrangements under which Parent has the option to repurchase such securities;

(d)

transfers to Parent in connection with the net settlement of any Parent RSU or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e)

transfers pursuant to “sell to cover” or similar open market transactions during the Restricted Period solely to satisfy tax obligations due as a result of (A) the exercise of Parent Options, if such Parent Options expire or the post-termination exercise period applicable to such Parent Options expires

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during the Restricted Period or (B) the settlement of Parent RSUs during the Restricted Period pursuant to awards granted under a stock incentive plan or other equity award plan or arrangement prior to the date of this Lock-Up Agreement (provided that such awards are not granted, accelerated or modified for the purpose of facilitating sales during the Restricted Period), provided, that, in each case, any securities received upon such exercise or settlement that are not transferred to cover any such tax obligation shall be subject to the terms of this Lock-Up Agreement;

(f)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that, such plan does not provide for any transfers of Parent Common Stock during the Restricted Period;

(g)	transfers or sales by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market or in a public offering by Parent, in each case following the Closing Date;

(h)

pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent that is approved by Parent’s Board of Directors, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or

(i)	pursuant to an order of a court or regulatory agency.

and provided, further, that, with respect to each of (a), (b), (c), (d), (e) and (f) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of a Parent Option or in connection with the net settlement of any Parent RSU or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock that would otherwise expire during the Restricted Period, provided that (1) reasonable notice shall be provided to Parent prior to any such filing and (2) such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to this Lock-Up Agreement).

For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Parent’s voting securities if, after such transfer, Parent’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of Parent (or the surviving entity) other than the Contemplated Transactions.

3.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock, Parent Series B Convertible Preferred Stock or any other securities convertible into or exercisable or exchangeable for Parent Common Stock:

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“THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED HEREBY IS RESTRICTED BY AND MAY ONLY BE MADE IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

4.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

5.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

6.

Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto. Each of the undersigned, Parent and the Company further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

7.

In the event that any holder of securities of Parent that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock, Parent Series B Convertible Preferred Stock or any other securities convertible into or exercisable or exchangeable for Parent Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder (whether in one or multiple releases or waivers), the same percentage of shares of Parent Common Stock, Parent Series B Convertible Preferred Stock or any other securities convertible into or exercisable or exchangeable for Parent Common Stock held by the undersigned on the date of such release or waiver shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro Rata Release”); provided, however, that such Pro Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Parent Common Stock in an aggregate amount in excess of 1% of the number of shares of Parent Common Stock originally subject to a substantially similar agreement. In the event of any Pro Rata Release, Parent shall promptly (and in any event within two (2) Business Days of such release) inform each relevant holder of Parent Common Stock, Parent Series B Convertible Preferred Stock or any securities convertible into or exercisable for Parent Common Stock of the terms of such Pro Rata Release.

8.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent’s transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

9.	The undersigned understands that this Lock-Up Agreement is irrevocable and is binding upon the undersigned’s heirs, legal representatives, successors and assigns.

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10.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 11 of this Lock-Up Agreement. This Lock-Up Agreement constitutes the entire agreement between the parties to this Lock-Up Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS LOCK-UP AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

11.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with the Merger Agreement and to the undersigned at his, her or its address or email address (providing confirmation of transmission) set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

12.

Any consent, waiver or other action required or permitted to be taken by the Company shall require the consent, waiver or other action of Anand Parikh (or such other Person as the Company Designee may designate by providing written notice to Parent) as the Company’s designee.

13.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

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Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

[Signature Page to Lock-Up Agreement]

Accepted and Agreed by Sensei Biotherapeutics, Inc.:

By:
Name:
Title:

Accepted and Agreed by Faeth Therapeutics, LLC:

By:
Name:
Title:

Exhibit D

Form of Parent Stockholder Support Agreement

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of [•], 2026, by and among Sensei Biotherapeutics, Inc., a Delaware corporation (“Parent”), Faeth Therapeutics, LLC, a Delaware limited liability company (the “Company”) and the undersigned holder (the “Stockholder” and each of the Stockholder, Parent and the Company, a “Party” and, collectively, the “Parties”) of shares of Parent Common Stock and/or Parent Options and Parent RSUs.

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company, Faeth Holdings Therapeutics, Inc. (“HoldCo”), Sapphire First Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“First Merger Sub”), and Sapphire Second Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), providing for (i) the merger of First Merger Sub with and into HoldCo, with HoldCo surviving the First Merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “First Merger”), and (ii) the merger of HoldCo with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Second Merger” and, together with the First Merger, the “Merger”).

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Parent Common Stock, and holds Parent Options and/or Parent RSUs, in each case, in, or exercisable into, the number of shares of Parent Common Stock, indicated in Appendix A.

WHEREAS, as a condition and inducement to the willingness of HoldCo, the Company, First Merger Sub, Second Merger Sub and Parent to enter into the Merger Agreement, and in consideration of the substantial expenses incurred or to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

(b) “Shares” means (i) all shares of Parent Common Stock owned, beneficially or of record, by the Stockholder as of the date hereof, (ii) all convertible notes, promissory notes, warrants, options, rights or other securities or instruments directly or indirectly held by the Stockholder as of the date hereof that are convertible into or exercisable or exchangeable for shares of Parent Common Stock, whether or not currently convertible, exercisable or exchangeable, and (iii) any of the foregoing as may be acquired after the date hereof, in each case, as described in Section 3(c) of this Agreement.

(c) “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or sufferance of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions. The Stockholder covenants to Parent and the Company as follows:

(a) Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Stockholder shall not Transfer any of the Stockholder’s Shares, enter into any Contract, option, commitment or other arrangement or understanding regarding the Transfer of its Shares, or publicly announce its intention to Transfer any of its Shares (including, for the avoidance of doubt, any announcement of its intention to Transfer its Shares after the expiration of the Expiration Date if such announcement should occur during such period).

(b) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Body, the Stockholder will not commit or take any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement, or take any action, commit to, or omit to take any action that would make any representation or warranty of the Stockholder contained in this Agreement untrue or incorrect or which would have the effect of preventing or disabling the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement, and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement or similar arrangement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity, in each case, which has the effect of limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Parent Stockholder Matters and against any competing proposals.

(c) Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to such Stockholder’s Affiliates (in each case, directly or indirectly), (iii) to any member of the Stockholder’s immediate family (or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Stockholder), (iv) to any trust or other entity for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Stockholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, shareholders or, in the case of a trust, beneficiaries pursuant to the Stockholder’s organizational documents, (vi) to the extent required by applicable Law, (vii) in order to pay the exercise price of any Stockholder’s Parent Options or the taxes applicable to the exercise thereof, in each case, with respect to the Stockholder’s Parent Options which expire on or prior to the Expiration Date, (viii) with respect to Stockholder’s Parent RSUs, for (A) the net settlement of the Stockholder’s Parent RSUs settled in Shares (to pay any tax withholding obligations) or (B) the sale of a sufficient number of such shares of Parent Common Stock received upon settlement of the Stockholder’s Parent RSUs as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Stockholder as a result of such settlement, (ix) to another holder of the capital stock of Parent that has signed a support agreement in substantially the form of this Agreement, and (x) with Parent’s and the Company’s prior written consent; provided, that in each case, other than with respect to subclauses (vii) and (viii), (A) such Transferred Shares shall continue to be bound by this Agreement, (B) the transferee (which shall include any subsequent transferees of the initial transferee) shall take and hold such Shares subject to all restrictions, liabilities and rights under this Agreement, and (C) the transferee of such Transferred Shares shall agree in writing to be bound by the terms and conditions of this Agreement, and either the Stockholder or the transferee shall provide Parent with a copy of such agreement upon consummation of any such Transfer.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate the Stockholder to exercise any option or any other right to acquire any shares of Parent Common Stock.

3. Agreement to Vote Shares. The Stockholder covenants to Parent and the Company as follows:

(a) From the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of Parent called to vote upon the Parent Stockholder Matters, however called, and at every adjournment, recess, postponement, stay or rescheduling thereof, and on every action or approval by written consent of the stockholders of Parent, the Stockholder shall (i) be present (in person or by proxy) at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum, (ii) vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that the Stockholder shall be entitled to so vote: (1) in favor of the Parent Stockholder Matters and any matters that could reasonably be expected to facilitate the Parent Stockholder Matters; (2) against any agreement, transaction or other matter that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Parent Stockholder Matters; (3) against any other proposal that would materially and adversely affect the rights of holders of Parent Series B Convertible Preferred Stock as set forth in the Series B Certificate of Designation; and (4) to approve any proposal to adjourn, recess, postpone, stay or reschedule the applicable meeting to a later date if there are not sufficient votes for the approval of the Parent Stockholder Matters on the date on which such meeting is held. The Stockholder hereby agrees that it shall not, and it shall cause its Subsidiaries and Affiliates not to, take or commit or agree to take or commit any action inconsistent with the foregoing.

(b) If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with Section 3(a).

(c) From the date of execution of this Agreement until the Expiration Date, in the event of (i) a stock split, stock dividend or distribution, or any change in the capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like or (ii) the acquisition of sole or shared voting power by the Stockholder of additional shares of capital stock or other equity securities of Parent, whether by the exercise of Parent Options, settlement of Parent RSUs or otherwise, including, without limitation, by gift or succession, then the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, and such Shares shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date of the execution of this Agreement, without the need for any further action by the Parties (including, for the avoidance of doubt, with respect to Appendix A).

4. Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint each of Parent, the Company and any of their respective designees with full powers of substitution and resubstitution, as the Stockholder’s true and lawful attorney-in-fact and irrevocable proxy, to the fullest extent of the Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights at any meeting called or with respect to any consent required, in each case, with respect to the matters set forth in Section 3 hereof, including the right to sign the Stockholder’s name (solely in its capacity as Stockholder) to any stockholder consent, if the Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of the Stockholder and the obligations of the Stockholder shall be binding on the Stockholder’s heirs, personal representatives, successors, transferees and assigns. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares and represents that none of such previously-granted proxies is irrevocable. Parent and the Company agree not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The Stockholder hereby affirms that the irrevocable proxy contemplated in this Section 4 is coupled with an interest, is given to secure the obligations of the Stockholder in Section 3 and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. With respect to any Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder, the Stockholder shall take all actions necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 4 with respect to such Shares. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the Expiration Date.

5. Documentation and Information. The Stockholder hereby authorizes Parent and the Company to publish and disclose in any proxy statement, registration statement, prospectus, or other documents and schedules filed with the SEC or other regulatory authority and as otherwise required by applicable Law, and in any press release or other disclosure document that Parent or the Company may reasonably determine to be necessary or desirable in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Prior to the Expiration Date, the Stockholder shall not, and shall use its reasonable best efforts to cause its representatives, Subsidiaries and Affiliates not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Parent Stockholder Matters or the Contemplated Transactions, without the prior written consent of Parent and the Company (which may be withheld in the sole discretion of Parent or the Company, as applicable); provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Stockholder) that would be permitted to be taken by the Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of the Stockholder the prohibition of which would be prohibited under applicable Law.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) (i) The Stockholder is the beneficial or record owner of the shares of Parent Common Stock and/or the holder of the Parent Options or Parent RSUs indicated in Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement and Encumbrances arising under applicable securities or community property laws) and (ii) the Stockholder does not beneficially own any securities of Parent other than the shares of Parent Common Stock and rights to purchase or otherwise acquire shares of Parent Common Stock set forth in Appendix A.

(b) Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Body). If the Stockholder is an entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted. Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other Parties) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrances on any Shares pursuant to, any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) or any other order, arbitration award, judgement or decree to or by which the Stockholder is a party or bound, or any applicable Law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

(d) The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Exchange Act or any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair or delay the Stockholder’s ability to perform its obligations under this Agreement.

(e) The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, HoldCo the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that such Stockholder (and not Parent, HoldCo, the Company or the Surviving Entity) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Parent and Merger Subs are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(f) No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, HoldCo or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder.

(g) With respect to the Stockholder, as of the date hereof, there is no Legal Proceeding pending, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) nine months from the date of this Agreement, (b) the effective time of the approval of the Parent Stockholder Matters and (c) the time this Agreement is terminated upon the mutual written agreement of each of the Stockholder, Parent and the Company (the “Expiration Date”); provided, however, that (i) Section 10 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material and willful breach of this Agreement prior to the First Effective Time.

8. Directors and Officers. To the extent the Stockholder is also a director or officer of Parent, this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Options and/or Parent RSUs and not in the Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or requires the Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10. Miscellaneous Provisions.

(a) Amendments; Waivers. No amendment, modification or supplement of any provision of this Agreement shall be effective against any Party unless it shall be in writing and signed by each of the Parties. No waivers of any breach of this Agreement extended by the Company or Parent to the Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other stockholder of Parent. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

(b) Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement constitutes the entire agreement between the Parties and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(c) Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Parent Stockholder Matters and the Contemplated Transactions.

(d) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(d), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(k) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

(e) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated (except pursuant to the Merger) by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

(f) No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(h) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(i) Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a Party hereto is a party, each Party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(j) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties. Each Party hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

(k) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand, or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (A) if to Parent or the Company, to the address, electronic mail address or facsimile provided in Section 8.8 of the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below the Stockholder’s signature to this Agreement.

(l) Confidentiality. Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding the Company, Parent, this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Company and Parent have publicly disclosed their entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, attorneys, accountants, consultants, and other advisors (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to Parent, this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of Parent, except as may be required by applicable Law in which circumstance such announcing Party shall make reasonable efforts to consult with Parent to the extent practicable.

(m) Company Designee. Any consent, waiver or other action required or permitted to be taken by the Company shall require the consent, waiver or other action of Anand Parikh (or such other Person as the Company Designee may designate by providing written notice to Parent) as the Company’s designee.

(n) Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Appendixes are to Sections and Appendixes of this Agreement unless otherwise specified. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT: SENSEI BIOTHERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Parent Stockholder Support Agreement]

COMPANY: FAETH THERAPEUTICS, LLC

By:
Name:
Title:

[Signature Page to Parent Stockholder Support Agreement]

[STOCKHOLDER],

in his/her/its capacity as the Stockholder:

Signature:
Email:

Address:

[Signature Page to Parent Stockholder Support Agreement]

Appendix A

Name, Address and Email Address of the Stockholder	Shares of Parent Common Stock	Parent Options	Parent RSUs

Execution Version

Exhibit E

Form of A&R Limited Liability Company Agreement of Second Merger Sub

Amended and Restated Limited Liability Company Agreement of Faeth Holdings Therapeutics, LLC

This Amended and Restated Limited Liability Company Agreement of Faeth Holdings Therapeutics, LLC (the “Company”) effective as of February 17, 2026 (this “Agreement”) is entered into by Sensei Biotherapeutics, Inc., its sole member (the “Member”).

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”) by the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on February 11, 2026 and the adoption by the member party thereto of the Limited Liability Company Agreement, dated as of February 11, 2026 (the “Original Agreement”);

WHEREAS, the Company filed a Certificate of Merger with the Secretary of State of the State of Delaware on February 17, 2026 (the “Certificate of Merger”), pursuant to which Faeth Holdings Therapeutics, Inc., a Delaware corporation, merged with and into the Company on February 17, 2026 (the “Merger”), with the Company being the surviving entity of the Merger and continuing as a wholly-owned subsidiary of the Member;

WHEREAS, pursuant to the Certificate of Merger, the Company changed the name of the Company from “Sapphire Second Merger Sub, LLC” to “Faeth Holdings Therapeutics, LLC” (the “Name Change”); and

WHEREAS, the Member wishes to effect the amendment and restatement of the Original Agreement to reflect the Name Change.

NOW, THEREFORE, the Member hereby agrees as follows:

1. Name. The name of the limited liability company is “Faeth Holdings Therapeutics, LLC”. The business of the Company may be conducted under any other name that complies with applicable law as the Member (as defined below) may from time to time deem necessary or desirable. The Member hereby continues the Company as a limited liability company pursuant to the provisions of the Act and agrees that the rights, duties and liabilities of the Member shall be as provided in the Act except as provided in this Agreement.

2. Purpose. The purposes of the Company (whether directly or indirectly through one or more subsidiaries) are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3. Member and Capital Contribution. The name and the business address of the Member are set forth on Schedule A attached hereto and shall be listed on the books and records of the Company. The Member shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein. The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.

4. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member may, from time to time, designate one or more individuals to be officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. The Officers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act. Any delegation pursuant to this Section 4 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

5. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

6. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

7. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

8. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

9. Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.

10. Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

11. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.

12. Indemnification. Neither the Member nor any Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or such Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such Officer by this Agreement, except that the Member or such Officer shall be liable for any such loss, damage or claim incurred by reason of the Member’s or such Officer’s willful misconduct. To the full extent permitted by applicable law, the Member or such Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member or such Officer by reason of any act or omission performed or omitted by the Member or such Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such Officer by this Agreement, except that neither the Member nor any Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member or such Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 12 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

13. Amendment. This Agreement may be amended from time to time with the consent of the Member.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

15. Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

16. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement as of     , 2026.

SENSEI BIOTHERAPEUTICS, INC.

By:
Name:
Title:

Schedule A

Member and Business Address	Limited Liability Company Interest
Sensei Biotherapeutics, Inc. 1405 Research Blvd, Suite 125 Rockville, MD 20850	100%

Schedule 4.6

Filings, Notices and Consents

None.